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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CROCS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CROCS, INC.
7477 East Dry Creek Parkway
Niwot, Colorado 80503

NOTICE OF THE 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2016

To the Stockholders of Crocs, Inc.:

We will hold the 2016 Annual Meeting of Stockholders of Crocs, Inc. at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on June 6, 2016 at 11:00 a.m. Mountain Time.

The meeting's purpose is to:

1.
elect two Class II directors;

2.
ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016;

3.
hold an advisory vote to approve the compensation of our named executive officers; and

4.
consider any other matters that properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record of our common stock and Series A convertible preferred stock at the close of business on April 12, 2016 are entitled to receive notice of and to vote at the meeting.

A list of the stockholders entitled to vote at the meeting will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please vote your shares as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. Stockholders of record who are present at the Annual Meeting may withdraw their proxy and vote in person if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel P. Hart Executive Vice President, Chief Legal and Administrative Officer

Niwot, Colorado
April 25, 2016

2016 PROXY STATEMENT EXECUTIVE SUMMARY

This is a summary of the information contained in the proxy statement, but does not contain all of the information you should review and consider. You should read all of the information in this proxy statement before voting.

Business Highlights (page 27)

Business and financial highlights from 2015 include:

  •
  Attracted experienced and seasoned leaders, including our new CEO, Gregg Ribatt, new CFO, Carrie Teffner, and other key functional and regional executives with significant industry experience;

  •
  Launched our first cohesive global marketing campaign including an increase in our working marketing investment to help expand our connection with consumers and customers;

  •
  Created a more streamlined and consumer-centric global product creation process and product offerings;

  •
  Delivered direct-to-consumer comparable store sales improvement of 3.9%;

  •
  Created a more efficient organizational structure by centralizing core functions and reducing excess and duplicative costs;

  •
  Closed 68 underperforming Crocs retail stores;

  •
  Completed the implementation of SAP, the Company's global enterprise resource planning solution; and

  •
  Re-engineered our supply chain and logistics capabilities to deliver significant improvements in customer product deliveries.

($ in millions)	2015
Annual revenues	$1,091
Annual gross profit	$511
Annual gross margin	46.8%
Annual selling, general and administrative costs as a % of revenue	51.3%
Inventory as of December 31	$168
Cash and cash equivalents as of December 31	$143

Proposals and our Board's Voting Recommendations	Board Recommendation	Page
Election of Class II Directors (Proposal 1)
Ian M. Bickley	FOR	5
Doreen A. Wright	FOR	5
Ratification of our independent auditor (Proposal 2)	FOR	53
Advisory vote to approve the compensation of our named executive officers (Proposal 3)	FOR	54

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Proposal 1—Election of Class II Directors (page 5)

Name	Age	Primary Occupation	Committee Memberships	Independent
Ian M. Bickley	52	President, International Group, of Coach, Inc.	Compensation	Yes
Doreen A. Wright	59	Retired IT and HR Senior Executive	Audit, Compensation (chair) and Information Technology (chair)	Yes

The Board recommends a vote FOR each of the Class II directors listed above.

Proposal 2—Ratify Independent Auditors (page 53)

In March 2016, the Audit Committee of our Board approved the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016. Our Board is asking for stockholder ratification of this appointment at the Annual Meeting.

The Board recommends a vote FOR the proposal for ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2016.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation (Advisory Say-on-Pay Vote) (page 54)

The objectives of our executive compensation program are to:

  •
  Attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving company

  •
  Hold our executives accountable to stockholders

  •
  Motivate our executives to achieve our financial and strategic business objectives
  •
  Align our executives' compensation with our stockholders' interests

  •
  Assure that our total compensation program aligns with good corporate governance and best practices

In order to further align the long-term interests of management with those of our stockholders and align our compensation program and corporate governance with best practices, we have established the governance and pay policies and practices highlighted below:

  •
  Majority Independent Board

  •
  Fully Independent Compensation Committee

  •
  Independent compensation consultant

  •
  No compensation policies and programs that give rise to excessive risks

  •
  Annual say-on-pay vote (receiving over 98% support in 2015)

  •
  Robust stock ownership guidelines for both executive officers and directors

  •
  Clawback of incentive-based compensation
  •
  Reasonable change in control protections

  •
  No excise tax gross-ups

  •
  Reasonable severance benefits

  •
  Limited executive perquisites and benefits

  •
  No hedging or pledging permitted

  •
  No repricings of stock options or stock appreciation rights

  •
  Majority vote director resignation policy

  •
  No single-trigger vesting of equity awards that are assumed in the event of a change in control

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We strive to pay our executives based on performance. Approximately 78.5% of our targeted 2015 compensation for our named executive officers employed by us at December 31, 2015 was in the form of performance-based bonuses or long-term equity awards. To earn the performance-based targeted compensation our executives must achieve significant performance improvements. In 2015, only 5% of the target annual cash incentive bonus and 25% of the target performance-based RSUs were realized by our executives.

The Board recommends a vote FOR the advisory vote to approve the compensation of the Company's named executive officers.

Information about the 2016 Annual Meeting of Stockholders

Date:	Monday, June 6, 2016
Time:	11:00 a.m. Mountain Time
Place:	St. Julien Hotel, 900 Walnut Street, Boulder, Colorado
Record Date:	April 12, 2016
Voting:	Stockholders of our common stock and Series A convertible preferred stock are entitled to vote

How to Vote

Internet:	www.proxyvote.com
Phone:	1-800-690-6903
Mail:	Return your marked proxy card in the enclosed postage-paid envelope
In Person:	Attend the Annual Meeting on June 6, 2016

Internet and Telephone voting help reduce the impact on the environment and our costs in connection with the Annual Meeting. You may vote by internet or telephone 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 5, 2016. If you wish to revoke your proxy, see the information on page 4 of this proxy statement.

If you hold your shares in "street name" through a bank, broker or other holder of record, the record holder of your shares will send you voting instructions, which you must follow in order for your shares to be voted at the Annual Meeting. If you hold in street name and wish to attend the Annual Meeting, request a legal proxy from the record holder of your shares.

iii

CROCS, INC.
7477 East Dry Creek Parkway
Niwot, Colorado 80503

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

GENERAL INFORMATION REGARDING ANNUAL MEETING

Why did I receive these proxy materials?

Crocs, Inc., a Delaware corporation (the "Company," "we," "us," or "our"), is providing these proxy materials in connection with the solicitation by our Board of Directors (the "Board") of proxies to be voted at our 2016 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on June 6, 2016 at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado at 11:00 a.m. Mountain Time, or at any postponement or adjournment thereof. This proxy statement will first be made available to stockholders on or about April 25, 2016.

Under the rules of the Securities and Exchange Commission (the "SEC"), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. This proxy statement and our 2015 annual report to stockholders are available at www.proxyvote.com.

What is contained in this proxy statement?

This proxy statement relates to proposals to be voted on at our Annual Meeting, the process for voting, our Board of Directors and committees of our Board, information about the compensation of our directors and certain executive officers for the year ended December 31, 2015, as well as other important information. We encourage you to read this entire proxy statement prior to voting your shares.

Who is entitled to vote?

Stockholders of record of our common stock and our Series A convertible preferred stock (our "convertible preferred stock") at the close of business on April 12, 2016 are entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 73,348,471 shares of our common stock outstanding, for aggregate votes of 73,348,471 (or one vote per share), and there were 200,000 shares of our convertible preferred stock outstanding, for aggregate votes of 13,793,100 (or 68.9655 votes per share, which number is equal to the number of shares of common stock into which each such share of convertible preferred stock is convertible on the record date). Our common stock and convertible preferred stock will vote together as a single class, for aggregate votes of 87,141,571 on all matters at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

A quorum is required to conduct business at the Annual Meeting. The holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors must be present in person or by proxy at the Annual Meeting in order for a quorum to exist. Abstentions and broker non-votes count as present for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so without instructions from the beneficial owner. Shares represented by proxies that are marked withhold with respect to the election of our Class II directors will be counted as present in determining whether there is a quorum.

What am I voting on?

We are asking for your vote on the following three proposals at the Annual Meeting:

1.
The election of two Class II directors to serve until the 2019 Annual Meeting of Stockholders.

2.
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.
An advisory vote to approve the compensation of our named executive officers.

How do I vote?

Vote by Internet

If you are a stockholder of record, you may vote your proxy over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if you requested printed copies of our proxy materials, by following the instructions on the printed proxy card you received. Most beneficial stockholders ("street name" holders) may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting instructions.

Vote by Telephone

If you are a stockholder of record, you may vote your proxy by touch-tone telephone from within the U.S. by following the instructions on the Notice of Internet Availability of Proxy Materials or, if you requested printed copies of the proxy materials, by following the instructions on the printed proxy card. Most beneficial stockholders ("street name" holders) may vote by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail

If you are a stockholder of record, you may vote your proxy by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the postage-paid envelope that will accompany the printed proxy materials. Beneficial owners ("street name" holders) may vote by completing, signing and dating the voting instruction forms provided and mailing them in the postage-paid envelopes accompanying the voting instruction forms.

What if I don't provide voting instructions?

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, your broker, bank or other holder of record may not vote your uninstructed shares on any proposal other than Proposal 2.

Vote in Person at the Annual Meeting

All stockholders as of the close of business on April 12, 2016, the record date, can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you decide not to attend.

What vote is required for the proposals to pass?

If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on.

    Proposal 1 - Election of Directors.    The two Class II director nominees receiving the highest number of "for" votes cast in person or by proxy at the Annual Meeting will be elected as directors. Proxies marked "withhold" and broker non-votes will have no effect on the outcome of this proposal. Cumulative voting is not permitted. See "Corporate Governance—Majority Vote Director Resignation Policy" (below) regarding director nominees who receive a greater number of votes "withheld" from their election than votes "for" such election.

    Proposal 2 - Ratification of Appointment of Deloitte & Touche LLP.    The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

    Proposal 3 - Advisory Vote to Approve Named Executive Officer Compensation.    The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal is required to approve the advisory resolution to approve the compensation of our named executive officers. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

    Approval of All Other Proposals.    With respect to any other matters properly brought before the Annual Meeting, the affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on such proposals will be the act of the stockholders. Abstentions will have the effect of voting against these proposals. Broker non-votes will have no effect on the outcome of these proposals.

What are the Board's Recommendations?

Our Board of Directors' recommendation is set forth together with the description of each proposal. In summary, our Board of Directors recommends a vote:

  •
  FOR election of each of the Class II director nominees (Proposal 1);

  •
  FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 (Proposal 2); and

  •
  FOR the advisory vote to approve the compensation of our named executive officers (Proposal 3).

What if I don't provide voting instructions?

Whether or not you are able to personally attend the Annual Meeting, you are encouraged to vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. Shares represented by properly executed methods, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the proxy. If no directions are specified, such proxies will be voted FOR each of the proposals described in this proxy statement and in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting.

If your shares are held in the name of a bank or brokerage firm, your bank or broker will send you a separate package describing the procedures and options for voting your shares. You should follow the instructions provided by your bank or brokerage firm. On routine matters, such as the ratification of the appointment of our independent registered public accounting firm, your broker will vote your shares for you at his or her discretion if you do not instruct your broker how to vote. For non-routine matters, which include all other matters to be voted upon at the Annual Meeting, your broker may not vote your shares without specific voting instructions from you.

Can I change my vote after I have voted?

Any stockholder giving a proxy has the power to revoke the proxy, or change the proxy, at any time before the proxy is voted at the Annual Meeting by (i) re-voting online at www.proxyvote.com or by telephone, (ii) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503 or (iii) voting in person at the Annual Meeting.

Who pays for the solicitation of proxies for the Annual Meeting?

Our Board is soliciting the proxies for the Annual Meeting. We will bear the entire cost of this proxy solicitation. We have retained the services of Okapi Partners LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies. Okapi Partners may solicit proxies by personal interview, mail, telephone, facsimile, email or otherwise. We will pay Okapi Partners its customary fee, estimated to be approximately $20,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We may also reimburse brokers, custodians, nominees and other fiduciaries for normal handling charges incurred for forwarding proxy materials to beneficial owners. Solicitation of proxies may be made personally or by mail or telephone by our directors, officers and other employees, who will receive no additional compensation for such services.

PROPOSAL 1—ELECTION OF DIRECTORS

Board Composition

Our Board currently consists of seven members divided into three classes, with each director elected to a three-year term. Class I consists of Ronald L. Frasch and Gregg S. Ribatt, whose terms will expire at the 2018 annual meeting. Class II consists of Ian M. Bickley and Doreen A. Wright, whose terms will expire at the Annual Meeting to be held on June 6, 2016. Class III consists of Jason Giordano, Prakash A. Melwani and Thomas J. Smach, whose terms will expire at the 2017 annual meeting. Under our amended and restated bylaws, each of our directors holds office until his or her successor has been elected and qualified or until such director's earlier resignation or removal.

On January 27, 2014, we issued to Blackstone Capital Partners VI L.P. ("Blackstone") and certain of its permitted transferees (including Mr. Ribatt), an aggregate of 200,000 shares of our Series A convertible preferred stock for an aggregate purchase price of $198 million, or $990 per share, pursuant to an Investment Agreement between us and Blackstone, dated December 28, 2013 (as amended, the "Investment Agreement"). The Investment Agreement grants Blackstone certain rights to designate directors to serve on the Board. For so long as Blackstone and its permitted transferees (i) beneficially own at least 95% of the convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement or (ii) maintain beneficial ownership of at least 12.5% of our outstanding common stock (the "Two-Director Threshold"), Blackstone will have the right to designate for nomination two directors to the Board. For so long as Blackstone and its permitted transferees beneficially own shares of convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement that represent less than the Two-Director Threshold but more than 25% of the number of shares of the as-converted common stock purchased pursuant to the Investment Agreement, Blackstone will have the right to designate for nomination one director to the Board. Blackstone's ownership currently exceeds the Two-Director Threshold. Messrs. Melwani and Giordano were designated by Blackstone for election to the Board and serve on the Board as Class III directors in accordance with the terms of the Investment Agreement. In 2014, Blackstone designated Mr. Ribatt for nomination to the Board but upon Mr. Ribatt's appointment as our Chief Executive Officer in January 2015, Blackstone nominated Mr. Giordano in place of Mr. Ribatt.

On April 14, 2015, Raymond D. Croghan resigned from the Board and the Board appointed Mr. Bickley as a Class II director with a term expiring at the Annual Meeting.

On June 8, 2015, Peter A. Jacobi resigned from the Board, effective June 9, 2015. On June 9, 2015, Carrie W. Teffner was appointed to serve as a Class II director to fill the vacancy on the Board resulting from the resignation of Mr. Jacobi. On November 4, 2015, we appointed Ms. Teffner as our Executive Vice President and Chief Financial Officer, effective on December 16, 2015. In connection with her appointment as our Executive Vice President and Chief Financial Officer, Ms. Teffner resigned as a member of the Board.

At each annual meeting of stockholders, the successors to directors whose terms expire at such meeting will be elected, or such directors will be re-elected, and will serve from the time of election and qualification until the third annual meeting following their election or until their successors are duly elected and qualified. The current authorized number of directors is eight. The authorized number of directors may be changed by resolution of the Board, subject to the terms of the Investment Agreement and the certificate of designations of the convertible preferred stock. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the Board can be filled by resolution of the Board.

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated Mr. Bickley and Ms. Wright for re-election as Class II directors to serve for a three-year term expiring at the 2019 annual meeting of stockholders.

A stockholder cannot vote for more than two nominees. Each of the director nominees has consented to serve for a three-year term. We do not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or will not serve for any reason, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as the Board may recommend.

Class II Director Nominees

Ian M. Bickley (Class II)	Mr. Bickley, age 52, has served as a member of the Board since April 2015. Mr. Bickley has served as President, International Group, of Coach, Inc. ("Coach"), a leading New York design house of modern luxury accessories and lifestyle collections, since August 2013. Prior to his current role as Coach's President, International Group, Mr. Bickley served as President, Coach International from February 2006 to August 2013, President and Chief Executive Officer, Coach Japan from August 2001 to January 2006, Vice President, Japan from 1997 to 2001 and other successively senior positions since joining Coach in May 1993.

Mr. Bickley brings more than 25 years of global retail and brand building experience to the Board. Since joining Coach in 1993, Mr. Bickley has been an important architect in the development and execution of its international businesses, both through direct retail, wholesale and distributor-run businesses. Mr. Bickley also oversees development of all new and emerging markets globally for the Coach brand. This experience provides the Board with significant expertise and perspective relating to global retail operations, emerging markets and branding.
Doreen A. Wright (Class II)	Ms. Wright, age 59, has served as a member of the Board since June 2011 prior to which she served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. Prior to that, from 1995 to 1998, Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America, and held various positions with American Express Company, Bankers Trust Corporation and Merrill Lynch & Co. She also serves on the Board of Directors of the WhiteWave Foods Company, a U.S. and European organic and plant based food and beverage company. From 2009 to 2013, Ms. Wright served on the Board of Directors of Dean Foods Company, a leading food and beverage company. In addition, Ms. Wright served on the Board of Directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee.

Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation and corporate governance committees.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.

Information About Continuing Directors

Class I Directors

Ronald L. Frasch (Class I)	Mr. Frasch, age 67, has served as a member of the Board since October 2006 and as our Lead Director from November 2012 to January 2016. Since February 2014, Mr. Frasch has served as Operating Partner at Castanea Partners, a private equity firm. He also currently serves as interim Chief Executive Officer of Proenza Schouler, a womenswear and accessories brand, a role which he has held since July 2015. From June 2014 to June 2015, Mr. Frasch has also served as a director of EVINE Live, Inc., a NASDAQ-listed digital commerce company. Mr. Frasch served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE-listed luxury fashion retailer, from February 2007 until the merger of Saks, Incorporated with Hudson's Bay Company in November 2013. From November 2004 until January 2007, he held the post of Vice Chairperson and Chief Merchant of Saks Fifth Avenue. From January 2004 to November 2004, he was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as Chairperson and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer and distributor of fine men's and women's clothing, sportswear and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996.

Mr. Frasch has extensive executive expertise in the fashion retail industry, demonstrated by his recent position at Saks Fifth Avenue. Mr. Frasch's experience and insight into this industry is invaluable to the Board and management in understanding the consumer retail and fashion industry, including current buying trends by our wholesale customers.

Gregg S. Ribatt (Class I)	Mr. Ribatt, age 47, has served as a member of the Board since January 2014 and has served as our Chief Executive Officer since January 2015. From February 2014 to July 2014, Mr. Ribatt served as the interim Chief Executive Officer of Spanx Inc., one of the leading global shapewear, apparel and accessory companies. From January 2008 to January 2013, Mr. Ribatt was the President and Chief Executive Officer of the Performance + Lifestyle Group (formerly, The Stride Rite Corporation) of Collective Brands, Inc., a branded lifestyle footwear company. The Performance + Lifestyle Group included the Sperry Top-Sider, Saucony, Keds and Stride Rite brands. The Performance & Lifestyle Group was acquired by Wolverine Worldwide in October 2012. Before joining Collective Brands, Mr. Ribatt served as President and Chief Executive Officer of Stuart Weitzman Holdings LLC. Mr. Ribatt's prior experience also includes thirteen years with Bennett Footwear Group, where he was Executive Vice President & Chief Operating Officer. Bennett was a leading women's fashion footwear company, which included the Franco Sarto, Via Spiga, and Etienne Aigner brands. Mr. Ribatt holds a Bachelor of Arts from Wesleyan University and a Masters of Business Administration from The University of Chicago.

Mr. Ribatt's extensive experience in senior management roles at large branded footwear companies provides the Board and management with invaluable insights into the global footwear industry. In addition, Mr. Ribatt brings leadership experience and vast knowledge in global footwear brands and consumer retail operations.

Class III Directors

Jason Giordano (Class III)	Mr. Giordano, age 37, is a Blackstone director designee and has served as a member of the Board since January 2015. Mr. Giordano is a Managing Director at Blackstone Group, L.P. Since joining Blackstone in 2006, Mr. Giordano has been involved in the execution of the firm's investments in Pinnacle Foods Inc., Polymer Group, Inc., and Outerstuff Ltd., and in analyzing investment opportunities across various industries, including Consumer Products, Chemicals, and Industrials. Before joining Blackstone, Mr. Giordano was an Associate at Bain Capital where he evaluated and executed global private equity investments in a wide range of industries. Prior to that, Mr. Giordano worked in investment banking at Goldman, Sachs & Co. focused on Communications, Media, and Entertainment clients. Mr. Giordano also serves on the Board of Directors of HealthMarkets, Inc. and Outerstuff Ltd.

Mr. Giordano's significant knowledge and diverse expertise in finance, business, and strategic investments provide a valuable perspective to the Board. Mr. Giordano also led the day-to-day management of Blackstone's investment in our company and, therefore, has extensive knowledge regarding our operations.

Thomas J. Smach (Class III)	Mr. Smach, age 55, has served as the Chairperson of the Board since June 2011, prior to which he was a member of the Board since April 2005. Since 2008, Mr. Smach has been a co-founding partner of Riverwood Capital Management, a private equity firm. From January 2005 to June 2008, Mr. Smach served as the Chief Financial Officer of Flextronics International ("Flextronics"), a NASDAQ-listed electronics manufacturing services (EMS) provider. From April 2000 to December 2004, Mr. Smach served as Senior Vice President—Finance of Flextronics. From 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of The Dii Group, Inc., an EMS provider and publicly-traded company that merged with Flextronics in early 2000 ("The Dii Group"). Mr. Smach also served on the Board of Directors of Lighting Science Group Corporation from 2012 until February 2014. Mr. Smach is a certified public accountant.

Mr. Smach has extensive accounting and financial management experience having served as the chief financial officer of global public companies and on the boards of private companies. In addition, Mr. Smach has significant experience with international manufacturing and business from his leadership positions at Riverwood Capital Management and Flextronics. This experience is useful as we expand our international operations. Mr. Smach is also well versed in SEC compliance and risk oversight, which makes him particularly well suited to serve as the chairperson of the Audit Committee and as the Board's Chairperson.
Prakash A. Melwani (Class III)	Mr. Melwani, age 57, is a Blackstone director designee and has served as a member of the Board since January 2014. Mr. Melwani is a Senior Managing Director at Blackstone Group, L.P. and is based in New York. He is the Chief Investment Officer of the Private Equity Group and chairs each of its Investment Committees. Since joining Blackstone in 2003, Mr. Melwani has led Blackstone's investments in Kosmos Energy, Foundation Coal, Texas Genco, Ariel Re, Pinnacle Foods, RGIS Inventory Specialists and Performance Food Group. Before joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, he was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. Mr. Melwani received a First Class Honors degree in Economics from Cambridge University, England, and an MBA with High Distinction from the Harvard Business School, where he graduated as a Baker Scholar and a Loeb Rhodes Fellow. Mr. Melwani currently serves on the Board of Directors of Kosmos Energy, Performance Food Group, RGIS Inventory Specialists and Blackstone strategic partner, Patria. From 2007 to December 2015, Mr. Melwani served on the Board of Directors of Pinnacle Foods, Inc.

Mr. Melwani's significant knowledge and expertise in finance, business, and strategic investments provide a valuable perspective to the Board. In addition, Mr. Melwani brings to the Board extensive leadership experience through his service on the boards of various companies, including other public companies in the consumer goods industry.

CORPORATE GOVERNANCE

We are committed to maintaining sound corporate governance practices. The Board has formalized several policies, procedures and standards of corporate governance, including our Corporate Governance Guidelines, some of which are described below. We continue to monitor best practices and legal and regulatory developments with a view to further revising our governance policies and procedures, as appropriate.

Corporate Governance Guidelines

In 2005, the Board adopted the Crocs, Inc. Corporate Governance Guidelines, which are designed to assure the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to board composition and member selection, board independence, board meetings and involvement of senior management, management succession planning, board committees and the evaluation of senior management and the Board. The Board periodically reviews our Corporate Governance Guidelines and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of our Corporate Governance Guidelines is available on our website at www.crocs.com.

Majority Vote Director Resignation Policy

Our Corporate Governance Guidelines contain a Director Resignation Policy. Under this policy, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election is required to offer his or her resignation to the Board following certification of the stockholder vote. Within 90 days following the certification of the vote, the independent directors on the Board would consider the offer of resignation and determine whether to accept or reject the tendered resignation. This policy does not apply in contested elections.

Director Independence

NASDAQ listing standards require that the Board consist of a majority of independent directors. The Board has determined that all of the current non-management members of the Board (Messrs. Bickley, Frasch, Giordano, Melwani and Smach and Ms. Wright) are independent directors as defined by NASDAQ listing standards.

The Board makes a determination regarding the independence of each director annually based on relevant facts and circumstances. Applying the standards and independence criteria defined by the NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. In making its determination of Messrs. Melwani's and Giordano's independence, the Board considered Mr. Melwani's role as a Senior Managing Director and Mr. Giordano's role as Managing Director of the Blackstone Group. The Board also considered Mr. Smach's service as our Interim Chief Executive Officer during a portion of 2014.

The independent directors of the Board regularly hold executive sessions without members of management present.

Communicating with Directors

Stockholders or other interested parties who wish to communicate with the Board or with specified individual directors may do so by mailing such written communication to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines is required to be directed to the attention of the Board or such individual director. The Board or any individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

Board Leadership

The Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on current circumstances. The Board has determined that an independent director serving as Chairperson is in the best interests of our stockholders at this time. This structure ensures a greater role of independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations. Effective January 1, 2016, the Board eliminated the position of Lead Director.

Risk Oversight

The full Board is actively involved in oversight of risks that could affect us. The Board implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The Audit Committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The Audit Committee regularly interacts with our accounting and legal personnel, internal audit team and our outside auditors in fulfillment of this oversight function. The Compensation Committee oversees risks relating to our compensation plans and programs. The Compensation Committee has reviewed and considered our compensation policies and programs in light of the Board's risk assessment and management responsibilities and will do so in the future on an annual basis. The Compensation Committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The Compensation Committee also, on at least an annual basis, considers and evaluates the independence and potential conflicts of interest of its advisors, including our compensation consultants, Towers Watson (for 2015) and Meridian Compensation Partners (for 2016). The Information Technology Committee oversees risks related to our information technology systems, processes and procedures, including risk related to cybersecurity.

The Chief Legal and Administrative Officer serves as our chief compliance officer, and is charged with assessing and managing our legal, regulatory and other compliance obligations on a global basis. The Chief Legal and Administrative Officer regularly reports to the Audit Committee, and the full Board as appropriate, regarding our legal and compliance affairs. The Chief Legal and Administrative Officer and Chief Financial Officer also coordinate the day-to-day risk management process and report directly to the Audit Committee. The internal audit team performs an enterprise risk assessment annually, and updates the Audit Committee regarding our risk analyses, assessments, risk mitigation strategies and activities. Senior management updates the Audit Committee at least annually, or more frequently as needed, regarding our directors and officers insurance coverage and on matters regarding certain financial risks.

Code of Business Conduct and Ethics and Committee Charters

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including our principal executive, financial and accounting officers. The Code of Business Conduct and Ethics is posted on our website at www.crocs.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics that apply to our directors and principal executive, financial and accounting officers by posting such information on our website. The Audit Committee Charter, Compensation Committee Charter, Governance and Nominating Committee Charter and Information Technology Committee Charter are also available on our website at www.crocs.com. Any person may request a copy of the Code of Business Conduct and Ethics or committee charters free of charge by submitting a written request to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2015, the Board met five times, and all directors who served during 2015 attended 75% or more of the Board's meetings and the meetings of the Board committees on which they served, except for Mr. Bickley. Mr. Bickley's absence at one day of Board and committee meetings caused his attendance to be below 75% because he served on the Board for less than the full year. Mr. Bickley's absence was a result of international business travel commitments made prior to joining our Board. We encourage, but do not require, our directors to attend the annual meeting of stockholders. Messrs. Giordano, Frasch, Jacobi, Ribatt and Smach and Ms. Wright attended our 2015 Annual Meeting of Stockholders.

Board Committees

The Board has the authority to appoint committees to perform certain management and administrative functions and has established the following committees.

Name	Audit Committee		Compensation Committee		Governance and Nominating Committee		Information Technology Committee

Thomas J. Smach*	✓	**			✓

Ian Bickley			✓

Ronald L. Frasch	✓				✓	**

Jason Giordano							✓

Prakash A. Melwani			✓		✓

Gregg S. Ribatt

Doreen A. Wright	✓		✓	**			✓	**

*
Chairman of the Board

**
Chairperson of the Committee

Audit Committee

The current members of the Audit Committee are Messrs. Smach (Chairperson) and Frasch, and Ms. Wright. The Audit Committee met nine times in 2015. The functions of the Audit Committee include oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the performance, qualifications and independence of our independent auditors and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. The purpose and responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter can be found on our website at www.crocs.com.

All of the members of the Audit Committee are independent, as determined in accordance with NASDAQ listing standards applicable to Audit Committee members and relevant federal securities laws and regulations. The Board has determined that Mr. Smach qualifies as an "audit committee financial expert" as defined by the applicable regulations of the SEC.

Compensation Committee

The current members of the Compensation Committee are Ms. Wright (Chairperson) and Messrs. Bickley and Melwani. The Compensation Committee met six times in 2015. The Compensation Committee has overall responsibility for defining, articulating, evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee is also responsible for approving our Compensation Discussion and Analysis for inclusion in this proxy statement. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter, which can be found on our website at www.crocs.com.

All of the members of the Compensation Committee are independent, as determined in accordance with NASDAQ listing standards applicable to Compensation Committee members and relevant federal securities laws and regulations.

Pursuant to its charter, the Compensation Committee has the authority to, among other things: (i) establish, monitor and approve our overall compensation and benefits strategy and philosophy; (ii) review and approve annually corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and to approve the Chief Executive Officer's compensation; (iii) oversee management's decisions concerning the performance and compensation of other executive officers; (iv) oversee the compensation and benefits structure for our employees generally; (v) review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; (vi) supervise the administration of our equity-based incentive plans, including the authorization of equity grants under such plans; (vii) review and recommend to the Board the terms of written employment agreements, post-employment consulting agreements and severance arrangements for executive officers; (viii) assist the Board in developing and evaluating potential candidates for executive officer positions and oversee the development of succession plans for executive officers; (ix) review and recommend to the Board compensation to be paid to our outside directors; and (x) review and evaluate the relationship between our incentive compensation arrangements and our corporate strategy and risk management policies and practices.

The Compensation Committee sets the Chief Executive Officer's compensation. The Compensation Committee also reviews the recommendations of the Chief Executive Officer with respect to compensation of the other named executive officers and, after reviewing such recommendations, sets the compensation of the other named executive officers. The Compensation Committee relies on its judgment when making compensation decisions after reviewing our performance and evaluating each executive's performance against established goals, leadership ability and responsibilities, and current compensation arrangements. When evaluating total compensation for each of our executive officers, the Compensation Committee reviews the executive officer's current compensation, including equity- and non-equity-based compensation. The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of comparative companies. The compensation program for executive officers and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances. See "Risk Oversight" (above) for the Compensation Committee's evaluation of our compensation program risk.

In 2015, the Compensation Committee engaged an outside independent compensation consultant, Towers Watson, to provide an evaluation of the 2015 executive bonus plan, long-term incentives and other executive compensation matters. Please see "Compensation Discussion and Analysis" below for further description of the role of the Compensation Committee. During 2015, the Compensation Committee engaged an outside independent compensation consultant, Meridian Compensation Partners ("Meridian"), to provide consulting services to the Compensation Committee in connection with 2016 executive compensation matters.

Neither Towers Watson nor Meridian provide any services to management and neither had a prior relationship with management prior to their respective engagements. Prior to engaging both Towers Watson and Meridian, the Compensation Committee considered their respective independence in accordance with the terms of the Compensation Committee Charter. The Compensation Committee

determined that both Towers Watson and Meridian are independent and did not identify any conflicts of interest.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Messrs. Frasch (Chairperson), Melwani, and Smach. The Governance and Nominating Committee met four times in 2015. The Governance and Nominating Committee assists the Board in promoting our best interests and that of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Governance and Nominating Committee identifies individuals qualified to become board members and recommends to the Board the director nominees for election at each annual meeting of stockholders. It also reviews the qualifications and independence of the members of the Board and its various committees and makes any recommendations the Governance and Nominating Committee members may deem appropriate concerning any changes in the composition of the Board and its committees. The Governance and Nominating Committee also recommends to the Board the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews the provisions of the Governance and Nominating Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any applicable legal or regulatory requirements and the NASDAQ listing standards. The Governance and Nominating Committee also monitors and leads the Board in its periodic review of the Board's performance.

The purpose and responsibilities of our Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. The Governance and Nominating Committee Charter can be found on our website at www.crocs.com. All of the members of the Governance and Nominating Committee are independent, as determined in accordance with the NASDAQ listing standards.

Director Nomination Process and Director Qualifications

Except with respect to director nominees designated by Blackstone pursuant to the Investment Agreement, as described above, the Governance and Nominating Committee's process for identifying potential director candidates and the factors considered by the Governance and Nominating Committee in evaluating potential candidates are described below. In identifying potential director candidates, the Governance and Nominating Committee relies on recommendations from a number of sources, including current directors and officers. The Governance and Nominating Committee may also hire outside consultants, search firms or other advisors to assist in identifying director candidates. The Governance and Nominating Committee will consider director candidates recommended by stockholders on the same basis as it considers other candidates. Any stockholder wishing to recommend a candidate for consideration by the Governance and Nominating Committee may do so by submitting a written recommendation to the Governance and Nominating Committee in accordance with the procedures set forth under "Other Matters–Stockholder Proposals and Nominations for 2017 Annual Meeting."

In evaluating a candidate for director, our Governance and Nominating Committee considers, among other things, the candidate's judgment, knowledge, integrity, diversity, expertise and business and industry experience, and other expertise, which are likely to enhance the Board's ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The Governance and Nominating Committee also takes into account independence requirements imposed by law or regulations (including the NASDAQ listing standards). In the case of director candidates recommended by stockholders, the Governance and Nominating Committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

Information Technology Committee

The current members of the Information Technology Committee are Ms. Wright (Chairperson) and Mr. Giordano, along with Mike O'Hair, Senior Operating Advisor to Blackstone. The Information Technology Committee met five times in 2015. The Information Technology Committee oversees major information technology ("IT") related strategies, projects and technology architecture decisions. The Information Technology Committee also monitors whether our IT programs effectively support our business objectives and strategies and reports to the Board on IT related matters. The Information Technology Committee is also tasked with evaluating our significant IT strategies, and assessing and managing risks related to our IT systems, processes and procedures, including risk related to cybersecurity. The purpose and responsibilities of the Information Technology Committee are set forth in its charter, which can be found on our website at www.crocs.com.

EXECUTIVE OFFICERS

Our executive officers as of April 25, 2016 include the following individuals:

Name	Age	Position(s)
Gregg S. Ribatt	47	Chief Executive Officer
Andrew Rees	49	President
Daniel P. Hart	57	Executive Vice President, Chief Legal and Administrative Officer
Carrie W. Teffner	49	Executive Vice President and Chief Financial Officer

Mr. Ribatt's biographical information is disclosed above under "Proposal 1–Election of Directors."

Andrew Rees has served as our President since June 2014 and served as our Interim Principal Executive Officer from June 2014 through January 2015. Prior to joining us, Mr. Rees served as Managing Director of L.E.K. Consulting in Boston where he founded and led the firm's Retail and Consumer Products Practice for 13 years. While at L.E.K. Consulting, Mr. Rees served as a consultant for us from 2013 to 2014, supporting the development and execution of our strategic growth plan. Previously, Mr. Rees served as Vice President of both Strategic Planning and Retail Operations for Reebok International, a global footwear and apparel company. He also held a variety of positions at Laura Ashley, a fashion and home furnishings brand.

Daniel P. Hart has served as our Executive Vice President, Chief Legal and Administrative Officer since January 2010. From June 2009 through December 2009, he served as our Executive Vice President of Administration and Corporate Development. Prior to joining us, Mr. Hart was employed by Océ North America, a digital printing and document management division of Océ, N.V., a manufacturing and engineering company publicly traded on the Euronext Amsterdam stock exchange, where he served as Senior Vice President and General Counsel from 2006 to 2009. From 2004 to 2006, Mr. Hart served as Senior Vice President – General Counsel and Human Resources for Invensys Controls, a global manufacturing and engineering operation within Invensys plc, a public U.K. conglomerate. From 2002 to 2004, Mr. Hart served as Chief Staff Officer for the Development Division of Invensys, a large portfolio of disposal companies within Invensys plc. Previously, Mr. Hart's experience included service in senior legal positions at Dictaphone Corporation and Brooke Group Ltd. and private legal practice in New York City.

Carrie W. Teffner has served as our Executive Vice President and Chief Financial Officer since December 2015. She also served as a member of our Board from June 2015 to December 2015. From June 2013 through June 2015, she served as Executive Vice President and Chief Financial Officer of PetSmart, Inc., a specialty provider of pet products and services. Prior to joining PetSmart, Ms. Teffner served as Executive Vice President and Chief Financial Officer at Weber-Stephen Products LLC, a manufacturer of charcoal and gas grills and accessories, from October 2011 to May 2013. Prior to that, she served as Senior Vice President and Chief Financial Officer for The Timberland Company, a manufacturer and retailer of outdoors wear, from September 2009 to September 2011. From 1988 to 2009, she worked in various leadership roles at Sara Lee Corporation, a consumer goods company, including Senior Vice President and Chief Financial Officer, Sara Lee International Household and Body Care; Senior Vice President and Chief Financial Officer, Sara Lee Foodservice; and Senior Vice President, Financial Planning and Analysis and Treasurer, Sara Lee Corporation.

BENEFICIAL OWNERSHIP OF OUR SECURITIES

Ownership by Our Directors, Executive Officers and Greater than 5% Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock and convertible preferred stock as of March 31, 2016 by:

  •
  each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our outstanding common stock or convertible preferred stock;

  •
  each current director or nominee;

  •
  each of the current named executive officers listed in the Summary Compensation Table below; and

  •
  all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing a person's percentage ownership of common stock, (a) shares of common stock subject to options or restricted stock units held by that person that are currently exercisable, or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days after March 31, 2016, and (b) shares of common stock into which shares of convertible preferred stock are convertible, are deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage ownership is based on 73,298,471 shares of our common stock and 200,000 shares of our convertible preferred stock outstanding on March 31, 2016. Unless otherwise indicated below, the address for each director and named executive officer listed below is in care of Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

	Common Stock		Series A Convertible Preferred Stock
Name of Beneficial Owner	Shares	Percent	Shares	Percent
5% Stockholders:
Blackstone Capital Partners VI L.P.(1)	2,479	*	200,000	100%
Wellington Management Group LLP(2)	7,767,707	10.6%	-	-
AllianceBernstein L.P.(3)	7,401,904	10.1%	-	-
Blackrock, Inc.(4)	6,984,788	9.5%	-	-
The Vanguard Group(5)	5,429,808	7.4%	-	-
Franklin Resources, Inc.(6)	4,910,300	6.7%	-	-
JPMorgan Chase & Co.(7)	4,568,148	6.2%	-	-
Directors:
Ian M. Bickley	15,868	*	-	-
Ronald L. Frasch	86,913	*	-	-
Jason Giordano	-	*	-	-
Prakash A. Melwani	-	*	-	-
Thomas J. Smach(8)	223,615	*	-	-
Doreen A. Wright(9)	29,322	*	-	-
Officers:
Gregg S. Ribatt(10)	110,530	*	1,000	*
Andrew Rees(11)	86,364	*	-	-
Carrie W. Teffner	7,962	*	-	-
Daniel P. Hart(12)	183,270	*	-	-
All current directors and executive officers as a group (10 persons)(13)	743,844	1.0%	1,000	*

*
Less than 1%

(1)
Reflects 198,503 shares of convertible preferred stock directly held by Blackstone Capital Partners VI L.P. ("BCP VI"), 497 shares of convertible preferred stock directly held by Blackstone Family Investment Partnership VI-ESC L.P., and 2,479 shares of common stock directly held by Blackstone Management Partners L.L.C., an indirect subsidiary of The Blackstone Group L.P. Also reflects 1,000 shares of convertible preferred stock held directly by Mr. Ribatt that BCP VI may be deemed to beneficially own pursuant to an Assignment and Assumption Agreement between Gregg S. Ribatt and BCP VI.

Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. BCP VI Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership VI-ESC L.P. Blackstone Holdings III L.P. is the managing member of BCP VI Side-by-Side GP L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the sole member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than BCP VI, Blackstone Family Investment Partnership VI-ESC L.P. and Blackstone Management Partners L.L.C. to the extent of each of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by BCP VI, Blackstone Family Investment Partnership VI-ESC L.P. and Blackstone Management Partners L.L.C. to the extent directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 11, 2016. The shares are beneficially owned by Wellington Management Group LLP and its affiliates consisting of Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. The address of Wellington Management Group LLP and its affiliates is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(3)
Based solely on a Schedule 13G/A filed with the SEC on March 9, 2016. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105.

(4)
Based solely on a Schedule 13G/A filed with the SEC on January 26, 2016. The address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2016. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
Based solely on a Schedule 13G filed with the SEC on February 4, 2016. The shares are beneficially owned by Franklin Resources, Inc. and its affiliate, Franklin Advisory Services, LLC. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403 and the address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024.

(7)
Based solely on a Schedule 13G filed with the SEC on January 27, 2016. The address for JPMorgan Chase & Co. is 270 Park Ave., New York, New York 10017.

(8)
Shares beneficially owned include (i) 75,000 shares subject to options exercisable within 60 days of March 31, 2016; (ii) 70,310 restricted stock units that become immediately vested upon the earlier of Mr. Smach's separation of service from the Board or upon a change in control; and (iii) 24,400 shares held as custodian for Mr. Smach's two children under the New York Uniform Gifts to Minors Act, over which Mr. Smach exercises voting and investment power.

(9)
Includes 19,355 restricted stock units that become immediately vested upon the earlier of Ms. Wright's separation of service from the Board or upon a change in control.

(10)
Includes 1,000 shares of convertible preferred stock held directly by Mr. Ribatt that BCP VI may be deemed to beneficially own pursuant to an Assignment and Assumption Agreement between Mr. Ribatt and BCP VI.

(11)
Includes 86,364 shares held by the V&M Rees Revocable Trust, in which Mr. Rees in a trustee and exercises voting and investment power.

(12)
Shares beneficially owned include 70,831 shares subject to options exercisable within 60 days of March 31, 2016.

(13)
Shares beneficially owned include 145,831 shares of common stock subject to options that are exercisable or issuable within 60 days of March 31, 2016 and 89,665 restricted stock units that become immediately vested upon certain directors' separation of service from the Board or upon a change in control

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from certain of our officers and directors that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Investment Agreement with Blackstone

On January 27, 2014, we issued to Blackstone and certain of its permitted transferees (together with Blackstone, the "Blackstone Purchasers"), 200,000 shares of our Series A convertible preferred stock for an aggregate purchase price of $198 million, or $990 per share, pursuant to the Investment Agreement. In connection with the issuance of the convertible preferred stock (the "Closing") and pursuant to the Investment Agreement, we paid Blackstone a closing fee of $2 million and reimbursed Blackstone's transaction fees and expenses of approximately $4 million. As of March 31, 2016, the Blackstone Purchasers collectively owned all of our outstanding shares of convertible preferred stock and, on an as-converted basis, approximately 15.8% of our outstanding common stock. Mr. Ribatt was a permitted transferee of Blackstone and purchased 1,000 shares of our Series A convertible preferred stock.

As discussed above under "Proposal 1 - Election of Directors," the Investment Agreement grants Blackstone certain rights to designate directors to serve on our Board. For so long as the Blackstone Purchasers (i) beneficially own at least 95% of our convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement or (ii) maintain beneficial ownership of at least 12.5% of the our outstanding common stock (the "Two-Director Threshold"), Blackstone will have the right to designate for nomination two directors to our Board. For so long as the Blackstone Purchasers beneficially own shares of our convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement that represent less than the Two-Director Threshold but more than 25% of the number of shares of the as-converted common stock purchased pursuant to the Investment Agreement, Blackstone will have the right to designate for nomination one director to our Board. The directors designated by Blackstone are entitled to serve on Board committees, subject to applicable law and stock exchange rules. Blackstone's ownership currently exceeds the Two-Director Threshold. Blackstone designated Messrs. Melwani and Giordano for nomination to our Board and had previously nominated Mr. Ribatt.

Pursuant to the Investment Agreement, Blackstone is subject to certain standstill restrictions which generally restrict Blackstone from acquiring more than 25% of our outstanding common stock until the date on which Blackstone is no longer entitled to designate any directors to our Board. In addition, subject to certain customary exceptions, Blackstone was restricted from transferring any shares of the convertible preferred stock until the second anniversary of the Closing and, for so long as any convertible preferred stock is outstanding, may not transfer any shares of convertible preferred stock to certain of our competitors (as defined in the Investment Agreement) or holders of 25% or more of our common stock. Blackstone also has certain preemptive rights and information rights under the Investment Agreement, which are subject to certain conditions.

Certificate of Designations

Pursuant to the Certificate of Designations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on January 24, 2014, which establishes the designations, preferences, and other rights of the convertible preferred stock:

  •
  The convertible preferred stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution;

  •
  The Blackstone Purchasers are entitled to cumulative dividends payable quarterly in cash at a rate of 6% per annum of the stated value of $1,000 per share;

  •
  If we fail to make timely dividend payments to the holders of our convertible preferred stock, the dividend rate will increase to 8% per annum until such time as all accrued but unpaid dividends have been paid in full;

  •
  The Blackstone Purchasers are entitled to receive any dividends declared or paid on our common stock and are entitled to vote together with the holders of our common stock as a single class, in each case, on an as-converted basis;

  •
  The Blackstone Purchasers have certain limited special approval rights, including with respect to the issuance by us of pari passu or senior equity securities;

  •
  The Blackstone Purchasers may, at any time, require us to convert their shares of convertible preferred stock into shares of common stock at an implied conversion price of $14.50 per share, subject to certain adjustments;

  •
  At our election, all or a portion of the convertible preferred stock will be convertible into the relevant number of shares of common stock on or after the third anniversary of the Closing, if the closing price of the common stock equals or exceeds $29.00 for 20 consecutive trading days;

  •
  The conversion rate is subject to customary anti-dilution and other adjustments subject to certain share caps and other restrictions;

  •
  At any time after the eighth anniversary of the Closing, we will have the right to redeem, and the Blackstone Purchasers will have the right to require us to repurchase, all or any portion of the convertible preferred stock at 100% of the stated value, plus all accrued but unpaid dividends; and

  •
  Upon certain change in control events involving us, the Blackstone Purchasers can require us to repurchase their shares of convertible preferred stock at 101% of the stated value plus all accrued but unpaid dividends.

Registration Rights Agreement

In connection with the Closing, we and the Blackstone Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which we have agreed to provide to the Blackstone Purchasers certain customary demand and piggyback registration rights in respect of the shares of convertible preferred stock and any shares of common stock issued upon conversion of the convertible preferred stock. The Registration Rights Agreement contains customary terms and conditions, including certain customary indemnification obligations.

Policy on Transactions with Related Persons

Our Code of Business Conduct and Ethics requires that any transaction involving us in which one of our directors, nominees for director, executive officers, or greater than five percent stockholders, or one of the aforementioned's immediate family members (each, a "related person"), have a material interest be approved or ratified by the Audit Committee if the amount involved, when aggregated with the amount of all other transactions between the related person and us, exceeds $100,000 in a fiscal year. The full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board's annual director independence review, and our Code of Business Conduct and Ethics permits the full Board to waive any conflicts of interest between us and any director or officer. In determining whether to approve or ratify any such transaction, the Audit Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to us than those involving unrelated parties. The full Board approved each of the transactions disclosed above.

Director and Officer Indemnification

We have entered into agreements to indemnify certain directors and executive officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

DIRECTOR COMPENSATION

Structure of Compensation Program.  Non-employee directors are compensated with a combination of an annual Board retainer and retainers for serving on committees, paid in cash or restricted stock at the director's election, and annual equity grants. Directors who are employees of the Company are not eligible to receive this compensation. Directors do not receive additional fees for attendance at meetings. The following describes amounts payable to our non-employee directors under our director compensation program. Non-employee directors designated by Blackstone under the Investment Agreement are entitled to receive the standard compensation for non-employee directors; however, such compensation may be paid to Blackstone or its designee, pursuant to the terms of the Investment Agreement.

Philosophy/Approach.  The Compensation Committee periodically reviews market director compensation levels using data from peer organizations supplied by the Compensation Committee's independent compensation consultant. Changes to director compensation levels or program structure are presented to the full Board for approval. While the program is not targeted to any specific market percentile or position, the overall philosophy is to ensure that overall compensation levels are competitive and appropriate given relevant market practice.

2015 Retainer.  For 2015, the Chairman of the Board received an annual retainer of $150,000 and the Lead Director received $130,000. The other non-employee directors received an annual retainer of $100,000. Directors who served as chairpersons of Board committees received additional committee retainers, as follows: Audit Committee $50,000; Compensation Committee $30,000; Governance and Nominating Committee $10,000; and the Information Technology Committee $35,000. Directors who served as non-chair members of Board committees receive additional annual committee retainers for committee service, as follows: Audit Committee $20,000; Compensation Committee $20,000; Governance and Nominating Committee $5,000; and Information Technology Committee $20,000. These annual retainers are denominated in cash and payable in quarterly installments unless the director elects to be paid in shares of restricted stock or a combination of cash and restricted stock. The number of shares of restricted stock is determined based on the fair market value of our common stock on the date the retainer is payable. The restricted stock vests in four successive quarterly installments from the issuance date. During 2015, Messrs. Croghan, Giordano, Melwani and Smach and Ms. Wright elected to receive their annual retainers in cash. Messrs. Frasch and Jacobi elected to receive their annual retainers in a combination of stock and cash. Mr. Bickley elected to receive his annual retainer all in stock.

2016 Director Retainer Changes.  Effective January 1, 2016, the Board modified its compensation program to lower several of the committee chair and committee member annual retainers and to eliminate the additional $30,000 annual retainer paid to the Lead Director as the role of Lead Director was eliminated effective January 1, 2016. For 2016, directors who serve as chairpersons of Board committees receive additional committee retainers, as follows: Audit Committee $30,000; Compensation Committee $25,000; Governance and Nominating Committee $10,000; and the Information Technology Committee $30,000. For 2016, directors who serve as non-chair members of Board committees receive additional annual committee retainers for committee service, as follows: Audit Committee $15,000; Compensation Committee $10,000; Governance and Nominating Committee $5,000; and Information Technology Committee $10,000. The remaining elements of the director compensation program were not changed.

Equity Awards.  Directors receive annual equity awards for Board service consisting of a grant of $150,000 in value of our common stock for the Chairman of the Board and a grant of $100,000 in value of our common stock for each of our other non-employee directors. Rather than this common stock grant, directors can elect to receive restricted stock units that vest upon their cessation of service on the Board. Mr. Smach and Ms. Wright elected to defer the vesting of such restricted stock units until cessation of service on the Board.

The number of shares of common stock was determined based on the fair market value of our common stock on the date of grant. The annual equity compensation for the Chairman of the Board also consists of an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of the shares on the date of grant. This option vests and becomes exercisable in four equal installments on the respective dates of each of the four annual meetings of stockholders following the year of grant.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

The table below summarizes the total compensation paid to each of our non-employee directors who served during the fiscal year ended December 31, 2015. The director compensation earned by Mr. Ribatt and Ms. Teffner in 2015 is disclosed in the Summary Compensation Table on page 43.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Ian M. Bickley	17,753	234,761	—	252,514
Raymond D. Croghan(2)	35,000	—	—	35,000
Ronald L. Frasch	85,000	179,940	—	264,940
Jason Giordano	237,279	—	—	237,279
Peter A. Jacobi(2)	40,000	100,005	—	140,005
Prakash A. Melwani	232,500	—	—	232,500
Thomas J. Smach	212,500	150,000	52,869	415,369
Doreen A. Wright	165,000	100,005	—	265,005

(1)
Amounts reflect the aggregate grant date fair value of grants computed in accordance with stock-based accounting rules (Financial Standards Accounting Board ("FASB") Accounting Standards Codification ("ASC") Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in to calculate these values are included in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
Mr. Croghan resigned from the Board effective April 14, 2015. Mr. Jacobi resigned from the Board effective June 9, 2015.

As of December 31, 2015, each non-employee director who served during 2015 had the following number of stock options and unvested restricted stock awards outstanding:

	Options Outstanding at December 31, 2015	Unvested Restricted Stock Awards Outstanding at December 31, 2015
Ian M. Bickley	—	4,000
Raymond D. Croghan	—	—
Ronald L. Frasch	—	2,667
Jason Giordano	—	—
Peter A. Jacobi	—	—
Prakash A. Melwani	—	—
Thomas J. Smach	100,000	70,310
Doreen A. Wright	—	19,355

Director Ownership Guidelines

Our current director stock ownership guidelines require that each of our directors own shares of our common stock in an amount equal in value to a specified multiple (5x for the Chairman of the Board and 3x for all other directors) of such director's annual cash retainer for Board service (not including any retainers for service on Board committees), to be achieved by the fifth anniversary of (i) the adoption of the modified guidelines in June 2013 (for our existing directors) or (ii) the date of appointment for new directors. As affiliates of Blackstone, Messrs. Melwani and Giordano are not subject to the stock ownership guidelines. Currently, all but two of our other current directors meet the guidelines and such directors are still within the five-year phase-in period for compliance.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information that we believe is necessary to understand our executive compensation policies and decisions as they related to the compensation for fiscal 2015 of our named executive officers. We also describe actions regarding compensation taken after fiscal 2015 when it enhances the understanding of our executive compensation program.

The following "named executive officers" whose compensation information is presented in the tables and discussed in this report include:

  •
  Gregg S. Ribatt, Chief Executive Officer

  •
  Andrew Rees, President and former Interim Principal Executive Officer

  •
  Carrie W. Teffner, Executive Vice President and Chief Financial Officer

  •
  Daniel P. Hart, Executive Vice President, Chief Legal and Administrative Officer

  •
  Jeffrey J. Lasher, former Senior Vice President-Finance and Chief Financial Officer

  •
  Michael T. Smith, former Interim Chief Financial Officer

  •
  Scott E. Crutchfield, former Chief Operating Officer

On January 28, 2015, Mr. Ribatt commenced service as our Chief Executive Officer and on December 16, 2015, Ms. Teffner commenced service as our Chief Financial Officer.

In May 2015, we eliminated the position of Chief Operating Officer held by Mr. Crutchfield, and Mr. Crutchfield ceased employment with the Company in September 2015. Mr. Lasher resigned as our Chief Financial Officer effective October 1, 2015. Mr. Smith served as our Interim Chief Financial Officer from October 1, 2015 through December 16, 2015.

Executive Summary

2015 Financial and Strategic Highlights

In evaluating our overall executive compensation program and decisions, including payouts under the 2015 programs and plan designs for our 2016 programs, the Compensation Committee (the "Committee") considered a number of factors, including the strategic and financial performance and position of our company in 2015. We regard 2015 as a year of significant change including critical capability building in the Company's strategic transformation. Some specific highlights and key accomplishments considered by the Committee in its decision- making process during 2015 included:

  •
  Attracted experienced and seasoned leaders, including our new CEO, Gregg Ribatt, new CFO, Carrie Teffner, and other key functional and regional executives with significant industry experience;

  •
  Launched our first cohesive global marketing campaign including an increase in our working marketing investment to help expand our connection with consumers and customers;

  •
  Created a more streamlined and consumer-centric global product creation process and product offerings;

  •
  Delivered direct-to-consumer comparable store sales improvement of 3.9%;

  •
  Created a more efficient organizational structure by centralizing core functions and reducing excess and duplicative costs;

  •
  Closed 68 underperforming Crocs retail stores;

  •
  Completed the implementation of SAP, the Company's global enterprise resource planning solution; and

  •
  Re-engineered our supply chain and logistics capabilities to deliver significant improvements in customer product deliveries.

As additional context for the Committee decisions regarding executive compensation, the following table highlights some of our key financial results for 2015.

($ in millions)	2015
Annual revenues*	$1,091
Annual gross profit	$511
Annual gross margin	46.8%
Annual selling, general and administrative costs as a % of revenue	51.3%
Inventory as of December 31	$168
Cash and cash equivalents as of December 31	$143

*
Indicates metrics that were specified as performance measures in our 2015 incentive plans.

Key Compensation Committee Actions in 2015

The Committee took several actions which are consistent with our determination to pay for performance and align our incentive compensation metrics to key strategic initiatives to further promote long term strategies to improve our profitability. In 2015, we completed transitioning our leadership team and believe we have built a team of highly experienced and talented individuals to execute and deliver on our strategic plan.

  •
  Recruitment of New CEO and CFO and Other Key Executives: Fiscal year 2015 was a pivotal transition year as we recruited both a new Chief Executive Officer and Chief Financial Officer as well as a new Chief Information Officer, Senior Vice President for Supply Chain and general managers in Asia and Europe. The Committee focused on demonstrating its pay for performance philosophy and alignment of executive and shareholder interests during this transition by heavily weighting the new CEO and CFO total compensation packages toward performance-based pay.

  •
  Performance-Based Sign-On Grant for CEO: As disclosed in this Compensation Discussion and Analysis, we hired our new Chief Executive Officer, Mr. Ribatt, in early 2015. As part of Mr. Ribatt's offer to join Crocs, we provided him a long-term incentive grant opportunity of which 75% were performance-based RSUs and 25% were time-based RSUs. The performance-based RSUs require substantial share price increases for any portion of the performance-based component of the grant to vest and be earned. The Committee believes the terms of Mr. Ribatt's total compensation package were necessary for the recruitment and retention of a high quality executive and is consistent with our pay-for-performance philosophy. Because of the special inducement nature of this performance-based equity award, the Committee does not expect to make similarly sized equity grants to Mr. Ribatt in future years. See "2015 Compensation Program" below for a more detailed description of the award terms.

  •
  Performance-Based Sign-On Grants for Other New Executives: Similar to Mr. Ribatt, Mr. Rees and Ms. Teffner received initial sign-on equity awards in 2014 and late 2015, respectively, consisting of a performance-based vesting RSU grant that may be earned contingent on achievement of significantly increased stock price thresholds over the first four years of their respective employment (largely identical to the stock price performance thresholds for

    Mr. Ribatt described above), which the Committee believes closely aligns their interests with those of the stockholders. Because of the special inducement nature of these performance-based equity awards, the Committee does not expect to make similarly sized equity grants to these executives in future years.

  •
  Sign-On Performance Thresholds Not Earned in 2015: The performance thresholds have not been achieved on the significant sign-on performance-based RSU grants made to Mr. Ribatt in early 2015, Mr. Rees in 2014 or Ms. Teffner in late 2015. Although the value of such awards are reflected in the Summary Compensation Table below, none of these performance-based RSUs have actually been earned to date. Further, such awards will not be earned unless the Company's stock price increases significantly from its current price.

  •
  Minimal Payouts for the 2015 Annual Incentive Plan: The 2015 annual cash incentive award payout was 5% of the target amount due to achievement of only the SAP project implementation performance goal (weighted at 10%) and failure to achieve the threshold amounts for the earnings before interest and taxes and free cash flow performance measures. The Committee believes this very modest payout demonstrates the difficulty of achievement of the performance goals set by the Committee and the Committee's alignment of pay with performance.

  •
  Minimal Payouts for Performance-Based RSUs Granted in 2015: The 2015 performance-based RSU grants were earned at 25% of target due to achievement of 95.3% of the revenue goal (weighted at 30%) and failure to achieve the threshold amounts for the earnings before interest and taxes and free cash flow performance measures. The Committee believes this payout demonstrates the difficulty of achievement of the performance goals set by the Committee and the Committee's alignment of pay with performance.

  •
  Performance Metrics Established for 2016 Eliminate Overlap Between Long- and Short-Term Incentive Programs: For 2016, the Committee selected earnings before interest and taxes, free cash flow and certain non-financial strategic operating measures as the performance metrics for the annual incentive plan and operating margin and revenue as the performance measures for the performance-based RSU awards. The selection of these metrics further diversifies the performance goals and eliminates overlapping metrics between the short- and long-term programs.

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Committee has overall responsibility for evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Committee sets the Chief Executive Officer's compensation, and generally considers the recommendations of the Chief Executive Officer with respect to the compensation of the other named executive officers. In 2015, the Committee worked with Towers Watson, an independent executive compensation consultant engaged by the Committee, for advice and perspective regarding executive compensation market trends and best practices. During 2015, the Committee hired Meridian Compensation Partners, an independent executive compensation consultant, to advise the Committee on 2016 executive compensation matters.

Compensation Best Practices

In order to further align the long-term interests of management with those of our stockholders and align our compensation program with best practices, the Committee establishes and monitors specific policies, practices and processes.

Things We Do:

  •
  Independent Compensation Committee. The Committee, comprised solely of independent directors, approves all compensation for our named executive officers.

  •
  Independent compensation consultant. The Committee retains an independent compensation consultant.

  •
  Assessment of compensation risk. The Committee assessed our compensation policies and programs and determined that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on the Company.

  •
  Performance-based pay. The Committee focused on paying our executives for their performance. The Committee believes that the 2015 payout of 5% of the targeted annual cash incentive and 25% vesting of the targeted performance-based RSUs demonstrate the difficulty of achievement of the performance goals set by the Committee and the Committee's alignment of pay with performance.

  •
  Annual say-on-pay vote. We hold annual advisory say-on-pay votes to approve executive compensation and in 2015 received support of over 98% on such proposal.

  •
  Mix of CEO's pay. Approximately 84% of the 2015 total target compensation for Mr. Ribatt was performance-based or at-risk.

  •
  Weight of financial metrics. The Committee weighted 2015 performance measures towards those impacting profitability.

  •
  Use of multiple performance metrics. The Committee used three weighted performance measures for the 2015 annual incentive and performance RSUs in an attempt to better connect executive compensation to overall company performance.

  •
  Double-trigger vesting and reasonable change in control protections. We maintain a reasonable change in control plan ("CIC Plan"). The CIC Plan provides for "double-trigger" vesting with a definition of "change in control" consistent with our stockholder-approved equity plans. In order to keep management focused on the best interests of our stockholders during potentially uncertain periods, the CIC Plan provides our named executive officers with reasonable compensation protections upon a change in control followed by a termination without cause or for good reason.

  •
  Stock ownership guidelines. Our Board adopted robust stock ownership guidelines that our officers and non-employee directors are expected to meet within five years.

  •
  Clawback. In the case of a financial restatement, annual and long-term incentive awards are subject to the Company's Recovery of Executive Compensation Policy and any clawback or recoupment policy adopted by us pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Things We Don't Do:

  •
  No excise tax gross-ups. We do not provide our management with "excise tax gross-ups" in the event of a change in control.

  •
  Ban on hedging and pledging. We do not allow our management or directors to engage in hedging transactions in our stock or to pledge our stock to secure loans or other obligations.

  •
  No repricings. Our equity plans do not allow repricing of stock option or stock appreciation rights without stockholder approval.

  •
  No excessive executive benefit programs.We do not provide our management with pensions or any other enhanced benefit programs beyond those that are typically available to all other employees other than a voluntary deferred compensation plan for senior executives and a limited supplemental retirement plan.

  •
  No excessive perquisites. Our management receives minimal perquisites.

  •
  No "single trigger" vesting: Our CIC Plan provides for "double-trigger vesting upon a change in control.

Say-on-Pay and Stockholder Outreach

At our annual meeting of stockholders in June 2015, we held our fifth advisory stockholder vote to approve the compensation of our named executive officers ("say-on-pay"). The compensation of our named executive officers reported in our 2015 proxy statement was approved by over 98% of the votes cast at the 2015 annual meeting. These results were similar to the results at our 2011 through 2014 annual meetings. The Committee did not change its approach to our executive compensation practices in 2015. The Committee has considered and will continue to consider the outcome of our say-on-pay votes when reviewing the objectives of our program and making future compensation decisions for the named executive officers. In addition, in connection with our regular outreach and discussion with stockholders, the Committee has not been made aware of any stockholder concerns regarding our executive compensation program.

Compensation Process and Methodology

The objectives of our executive compensation program are to:

  •
  Attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving company;

  •
  Hold our executives accountable to stockholders;

  •
  Motivate our executives to achieve our financial and strategic business objectives by paying them for performance;

  •
  Align our executives' compensation with our stockholders' interests; and

  •
  Assure that our total compensation program aligns with good corporate governance and best practices.

Summary of Executive Compensation Elements, Practices and Policies

Our executive compensation objectives and principles are implemented through the use of the following principal elements of compensation:

  •
  Base salary;

  •
  Annual cash incentive awards;

  •
  Long-term incentives (in the form of equity awards); and

  •
  Limited executive benefits and perquisites.

Information on the key elements of our executive compensation program are summarized below:

Compensation Elements	Objective	Characteristics
Base Salary:	• Compensates executives for their level of experience, responsibility and individual performance	• Fixed component; evaluated annually
• Helps attract and retain talent
Annual Cash Incentives:	• Promotes achieving our annual corporate financial goals, as well as other objectives deemed important to our long-term success • Further aligns management and stockholder interests

•

Variable, performance-based component

•

Target opportunity is set based on the executive's job responsibilities and sustained performance in role/potential

•

Actual payout depends on the Company's performance

Long-Term Incentives:	• Promotes achieving our long-term corporate financial goals with the acquisition of common stock through RSUs • Further aligns management and stockholder interests

•

Variable, performance-based component; annual equity grant is set based on the executive's job responsibilities and sustained performance in role/potential

•

Time-based component aids in retention

•

Actual value realized will vary based on actual company performance

Severance and Change in Control Programs:	• Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common

•

Contingent component; only payable if the executive's employment is terminated under certain circumstances and, in the case of a change in control, to help provide continuity of management through the transition

Peer Group Companies

The Committee strives to use a consistent peer group. There were no differences between the peer group used in 2015 and the peer group used in the 2014 executive compensation review process. The Committee uses peer company and survey data to guide its review of the total compensation of our officers and executives and generally reviews the compensation data of our peer companies and industry to understand market competitive compensation. The Committee focuses on ensuring that the performance-based elements of our executive compensation program are consistent with peer and industry trends. However, the Committee does not benchmark compensation to a specific percentage of the compensation of peer companies.

The Committee has approved a peer group based on analysis and recommendations from an independent compensation consultant. The peer group is selected based on the key industry criteria noted below, and takes into consideration each company's revenue, market capitalization and other key financial metrics. This peer group is comprised of 14 publicly traded companies. As of December 31, 2015, our market capitalization was at the twelfth percentile of this group, and our annual revenue was at the ninth percentile of the group, based on annual revenue as of the most recent applicable fiscal year end. We believe these companies are broadly comparable to us, and represent our labor market for talent for key leadership positions. The Committee regularly reviews our peer group to determine if adjustments are necessary to ensure that it continues to be relevant or if additional peer companies or groups are necessary to provide appropriate information on market practices and compensation levels.

The 2015 peer companies are listed below:

Columbia Sportswear Co.	G III Apparel Group, Ltd.	Skechers USA, Inc.
Deckers Outdoor Corp.	lululemon athletica inc.	Steven Madden, LTD
DSW Inc.	Oxford Industries, Inc.	Under Armour, Inc.
Fossil, Inc.	Perry Ellis International, Inc.	Wolverine Worldwide, Inc.
Genesco Inc.	Quiksilver, Inc.

Total Target Compensation Positioning

The Committee does not utilize an exact calculation in determining the break-down or weighting of named executive officer compensation among base salary, annual cash incentive awards and long-term equity awards. Rather, the Committee considers all forms of compensation in light of the market competition for executive talent, the risk to an executive inherent in employment with our fast-paced, rapidly evolving company and our financial goals. Accordingly, we believe that over 50% of each named executive officer's total target compensation should be in the form of annual cash performance-based awards and equity awards that are earned upon performance. We believe that the total target compensation opportunities offered to our executives are sufficient to reduce the need for anything other than limited executive perquisites or enhanced benefit programs beyond those that are typically available to all other employees.

For 2015, an average of 15.8% of the total targeted compensation (base salary, annual cash incentive and long-term equity incentive) of our Chief Executive Officer was base salary and 84.2% was performance-based or at-risk. In 2015, the Committee also increased the proportion of the annual long term incentive grants that vest based on achievement of performance factors. Below are charts showing the fixed and performance-based and at risk compensation for Mr. Ribatt and our continuing named executive officers employed by us at December 31, 2015 based on the targeted 2015 compensation amounts:

2015 Compensation Program

Base Salary. The Committee establishes base salary for our named executive officers by considering the size of our operations, the responsibilities of the named executive officers and the competitive marketplace for executive talent in similar positions. The Committee sets the base salary of the Chief Executive Officer. Base salary for other named executive officers is set by the Committee after considering the recommendation of the Chief Executive Officer.

Base salary is reviewed on an annual basis and at the time of hire or promotion. Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility, peer company comparisons and other factors. The annual base salary for Messrs. Rees and Ribatt and Ms. Teffner were recently set in connection with the negotiation of their respective offer letters and was influenced by a peer company comparative review with the Committee's executive compensation consultant and efforts to induce each executive to join us. The current base salaries of our named executive officers as of December 31, 2015 are below:

Named Executive Officer	2015 Base Salary	Increase Over 2014 Base Salary
Gregg S. Ribatt	$950,000	N/A
Andrew Rees	$700,000	0%
Daniel P. Hart	$523,688	0%
Carrie Teffner	$650,000	N/A

There were no changes to the 2015 base salary for our executive officers.

Annual Incentive Awards. The Committee believes that an annual cash incentive plan that offers significant awards to our named executive officers for meeting or exceeding company performance goals provides our officers additional incentive to outperform our peer companies and ensures that we attract and retain talented named executive officers.

Each year, the Committee establishes a target annual incentive award for each named executive officer expressed as a percentage of the executive's base salary, based on the estimated contribution and responsibility of the individual named executive officer and considering market practices. For 2015, the targets for our named executive officers as of December 31, 2015 were:

Named Executive Officer	Annual Incentive Plan Target (as a percentage of Base Salary)
Gregg S. Ribatt	100%
Andrew Rees	100%
Daniel P. Hart	60%
Carrie Teffner	85%

The total annual incentive award actually paid to each named executive officer is determined based on the extent to which specified weighted objective performance goals are achieved.

For purposes of the 2015 performance year, the Committee added free cash flow and SAP project implementation success as performance measures in the annual incentive program because the Committee believes free cash flow is an appropriate measure of performance given the Company's current restructuring plans and that the SAP project implementation success was a key 2015 Company-wide strategic initiative. The Committee also continued to include earnings before interest and taxes to more closely align compensation with a key performance metric associated with the restructuring and profitability.

During 2015, each of these performance targets had a threshold payout of 50% of the named executive officer's annual incentive award target and a maximum payout of 200% of the target. For 2015, these goals and their applicable weightings were:

2015 Performance Goal Targets	Weighting	Threshold Performance Achieved	Weighted 2015 Actual Performance as a Percentage of Target
Earnings before interest and taxes: $73 million	60%	No	-
Free Cash Flow: $102.8 million	30%	No	-
SAP Project Implementation Success: Benefits realized at an average run rate of $10 million	10%	Yes	5%

Based on 2015 actual results and applying the weighting described above, our named executive officers were eligible to be paid annual cash incentive awards at up to 5% of their respective target annual incentive award amounts. The Committee has discretion to depart from the formula in approving the annual incentive awards by decreasing, but not increasing, incentive awards after general results are known, but did not exercise that discretion in 2015. Messrs. Lasher, Crutchfield and Smith were not employed by the Company at year-end and, therefore, were not eligible to receive an annual cash incentive award.

In addition, each of Messrs. Hart, Lasher and Crutchfield received a $125,000 cash bonus during 2015 for retention purposes in connection with the uncertainty created by the Company's executive changes and turnaround efforts.

Long-Term Equity Awards. The Committee grants long-term equity awards annually to the named executive officers in order to provide long-term performance-based compensation, to encourage the named executive officers to continue their employment throughout the vesting periods of the awards, and to align management and stockholder interests. We believe that a significant portion of each named executive officer's compensation should be in the form of equity awards. Each year the

Committee considers the number of shares to grant and the appropriate type and combination of equity-based awards in making named executive officer grant decisions.

2015 Long-Term Performance Incentive Program. In 2015, Messrs. Hart, Lasher, and Crutchfield received grants of RSUs, 65% of which are earned based on satisfaction of performance goals and 35% of which vest based on continued service. In 2015, Mr. Rees received grants of RSUs, 57% of which are earned based on satisfaction of performance goals and 43% of which vest based on continued service. This represented an increase in the proportion of performance-based awards from prior years. The material terms of these 2015 RSU awards are as follows:

Performance-Based RSUs
Time-Based RSUs	Performance Goal	Potential Award	Further Time Vesting
Vest in three annual installments beginning one year after the date of grant	Achievement of weighted 2015 earnings before interest and taxes, revenue and free cash flow performance targets	Executive may earn from 50% to 200% of the target number of RSUs based on the level of achievement of the performance goal	Earned RSUs vest 33% upon satisfaction of performance goal and 33% in each of the next two years

For 2015, the amount of RSU awards granted to these named executive officers was based on a review of the equity compensation of our peer companies, input from the independent compensation consultant and the Committee's assessment of each named executive officer's personal performance, internal equity and expected future contributions, among other factors.

The Committee grants performance-based awards to further demonstrate our pay-for-performance philosophy and better align the interests of our named executive officers with those of our stockholders. The Committee grants RSUs because it generally believes that full value awards such as RSUs offer a stronger retention incentive than do stock options. In addition, RSUs are less dilutive to our current stockholders as fewer RSUs are necessary to provide the same equity benefit compared to stock options.

The Committee selected 2015 earnings before interest and taxes, revenue and free cash flow as the performance metrics used in the 2015 RSU grant because it views these metrics as primary drivers of enhanced stockholder value and appropriate measures of performance given the Company's current restructuring plans. The performance-based RSUs granted in 2015 vested at 25% of target because the Company did not meet the threshold performance goals of at least 85% of the 2015 earnings before interest and taxes and 80% free cash flow targets but achieved over 95.4% of the 2015 revenue performance target, which paid out 84.6% of the targeted RSUs as weighted for the revenue performance metric.

2015 Performance RSU Goal Targets	Threshold Performance Achieved	Weighting	Weighted 2015 Actual Performance as a Percentage of Target
Earnings before interest and taxes: $73 million	No	50%	-
Revenue: $1,170.8 million	Yes (at 95.4%)(1)	30%	25%
Free Cash Flow: $102.8 million	No	20%	-

(1)
Adjusted for constant currency.

Prior Year Performance-Based RSU Vesting

The Committee believes that the performance goals set by the Committee are very challenging further demonstrating the Committee's pay-for-performance philosophy. To illustrate the challenging performance goals, the below chart reflects the percentage of performance-based RSU awards that were earned by our executives since 2010.

Grant Year	Percent Earned
2010	0%
2011	99%
2012	0%
2013	0%
2014	39%
2015	25%

2015 Special Sign-On Grants to Mr. Ribatt and Ms. Teffner:

As discussed previously, Mr. Ribatt and Ms. Teffner were each granted a sign-on performance-based RSU award that vests based on achievement of certain share price levels before the fourth anniversary of their respective start date, subject to continued employment with us. Mr. Ribatt and Ms. Teffner also received sign on time-based RSU awards that vest in three annual installments beginning on the first anniversary of their respective start dates, subject to continued employment with us as of each vesting date. The Committee believes the mix of performance-based and time-based RSU awards requiring significant share price increases, is consistent with the Committee's pay-for-performance philosophy while also offering retention and inducement benefits.

The material terms of the sign-on RSU awards granted to Mr. Ribatt and Ms. Teffner are:

Vesting Schedule	Share Price Performance Criteria (30-day weighted average trading volume)	Required Share Price Improvement (as measured from the April 12, 2016 closing price of $8.78)
100% of performance-based RSUs vest if the share price performance criteria is met at any time before the fourth anniversary of the start date	$30.14	243%

If the 100% performance condition is not met, the performance-based RSUs vest as follows if the share price performance criteria is met during the three-month period ending on the fourth anniversary of the start date:
40% of performance-based RSUs	$26.29	199%
20% of performance-based RSUs	$22.53	157%

2016 Performance Metrics

The Committee considered and approved several changes to the 2016 executive compensation program, including:

  •
  Introduced non-financial goals to the annual incentive program representing 25% of the bonus opportunity in order to provide focus and incentive to achieve key strategic non-financial objectives during the turnaround.

  •
  Established non-overlapping performance goals for the annual incentive program and performance-based RSU grants to further diversify performance goals and eliminate metrics that measure and reward the same performance under both programs.

Annual Incentive Awards.    The Committee sets the annual performance goal targets under the annual cash incentive plan in the first quarter of each fiscal year. For 2016, payments under the annual cash incentive plan will be based on achievement of weighted performance goals relating to:

2016 Performance Goals	Weighting
Earnings before Interest and Taxes	37.5%
Free Cash Flow	37.5%
Objectives associated with direct to consumer growth, product delivery, new product success and global SKU alignment	25%

Long-Term Equity Awards.    The RSUs granted to our executive officers in 2016 were again performance-focused with 67% of the RSU award granted in performance-based RSUs and 33% in time-based RSUs. For 2016, the performance RSUs may be earned based on a one-year performance period and will then vest and be paid over a three-year period from the grant date based on achievement of weighted performance goals relating to:

2016 Performance Goals	Weighting
Operating Margin	50%
Revenue	50%

Other Benefits

We provide other benefits to our named executive officers in order to achieve a competitive pay package. The Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading "All Other Compensation," are reasonable, competitive and consistent with our overall executive compensation program. Those benefits consist principally of employer-paid premiums on health insurance. We ceased providing certain additional health care premium benefits to executives as of July 1, 2014.

Post-Employment Compensation

Change in Control Benefits.    In 2013, we approved and adopted the CIC Plan for eligible employees, including the named executive officers. The CIC Plan contains a "double-trigger" whereby if a "change in control" occurs and the participant's employment is terminated by us without "cause" or the participant resigns for "good reason" within the two-year period following the change in control, the participants will be entitled to accelerated vesting of certain equity awards, a multiple of salary and bonus and certain continuing health care benefits. The Committee believes that this approach will enhance stockholder value in the context of an acquisition, and align executives with the interests of our stockholders. For a more detailed discussion of the CIC Plan and definitions of "change in control," "cause," and "good reason" under CIC Plan, see the "Potential Payments on Termination or Change in Control" below.

Severance Agreements.    We entered into severance agreements (the "Severance Agreements") with certain former officers, including Messrs. Lasher and Crutchfield. The Severance Agreements provide that if we terminate the executive's employment without "cause" the executive will be entitled to receive a severance payment in cash equal to the executive's annual base salary. The separation payments are conditioned upon the effectiveness of the executive's release of claims in favor of us and compliance with the noncompetition, nonsolicitation and confidentiality covenants in the Severance Agreements. For a more detailed discussion of the Severance Agreements, see "Potential Payments on Termination or Change in Control" below.

Employment Agreement.    We entered into an employment agreement with Mr. Hart concurrent with his appointment as an officer in 2009. The agreement provides for guaranteed payments and accelerated vesting of certain equity awards upon his involuntary termination of employment with us (other than for "cause") or his resignation for "good reason." For a more detailed discussion of the agreement and definitions of "cause" and "good reason," see "Potential Payments on Termination or Change in Control" below.

Offer Letters.    As described immediately below, we entered into offer letters with Messrs. Ribatt and Rees and Ms. Teffner. The offer letters provide that if the executive is terminated by us without "cause" (as defined in the offer letter) or if the executive resigns for "good reason" (as defined in the offer letter), subject to execution of a general release of claims, the executive will be entitled to receive a lump sum payment equal to the executive's then-current base salary plus then-current target annual bonus. If the executive is terminated by us without cause, resigns for good reason or in the event of death or "disability" (as defined in the Company's equity incentive plans), the executive will be entitled to certain vesting of equity awards. The offer letters also provide that the executives are eligible to participate in the CIC Plan. The offer letters contain noncompetition and nonsolicitation covenants which restrict the executives from taking part in certain competitive activities for a period of one year following their termination of employment with us. For a more detailed discussion of the offer letters and definitions of "cause" and "good reason," see "Potential Payments on Termination or Change in Control" below.

The post-employment benefits provided in the offer letters were negotiated between the Committee and each executive in advance of the executive accepting employment with us. The Committee believed that such severance benefits were reasonable and necessary to induce each executive to accept employment with us.

Gregg S. Ribatt Offer Letter

On December 12, 2014, Gregg S. Ribatt was appointed as our Chief Executive Officer effective January 28, 2015. In connection with such appointment we negotiated and entered into an employment offer letter dated December 15, 2014 with Mr. Ribatt in order to induce him to accept employment with us.

The offer letter provides that Mr. Ribatt will receive an annual base salary of $950,000, subject to periodic review and adjustment in accordance with our policies. The offer letter also provides that he will be eligible to participate in the annual cash bonus plan with a target bonus of at least 100% of his base salary. He will also be entitled to participate in all employee benefit plans and programs generally available to our executive officers.

Upon commencement of his employment, Mr. Ribatt was granted a time-based award of 162,990 RSUs. This time-based RSU award will vest in three annual installments beginning on the first anniversary of his start date, subject to his continued employment with us as of each vesting date. In addition,

Mr. Ribatt was granted a performance-based award of 488,969 RSUs. This performance-based RSU award will vest contingent on achievement of certain share price levels (more fully described above) before the fourth anniversary of his start date, subject to his continued employment with us. The offer letter also provides that, for calendar years after 2015, Mr. Ribatt will be eligible to participate in our long-term incentive plan, with a target grant value of no less than $1,188,000.

Andrew Rees Offer Letter

We negotiated and entered into an employment offer letter dated May 13, 2014 with Mr. Rees in order to induce Mr. Rees to accept employment with us. The offer letter provides that Mr. Rees will receive an annual base salary of $700,000, subject to periodic review and adjustment in accordance with our polices and a $200,000 signing bonus. Mr. Rees will be eligible to participate in our annual cash bonus plan with a target bonus of at least 100% of his base salary. He will also be entitled to participate in all employee benefit plans and programs generally available to our executive officers.

Mr. Rees was granted 12,868 RSUs, which vest in three annual installments beginning on the first anniversary of his start date, subject to his continued employment with us as of each vesting date. In addition, Mr. Rees was granted 233,026 RSUs, which vest contingent on achievement of certain share price levels (substantially identical to those described above for Mr. Ribatt and Ms. Teffner) before the fourth anniversary of his start date, subject to his continued employment with us. For calendar years after 2014, the offer letter provides that Mr. Rees will also be eligible to participate in our long-term incentive plan, with a target grant value of no less than $700,000, except that the target grant value in 2015 was $897,534.

Carrie W. Teffner Offer Letter

Ms. Teffner was appointed as our Executive Vice President and Chief Financial Officer effective December 16, 2015. In connection with such appointment we negotiated and entered into an employment offer letter dated November 4, 2015 with Ms. Teffner in order to induce her to accept employment with us.

The offer letter provides that Mr. Teffner will receive an annual base salary of $650,000, subject to periodic review and adjustment in accordance with our policies. The offer letter also provides that she will be eligible to participate in the annual cash bonus plan with a target bonus of at least 85% of her base salary. She will be entitled to participate in all employee benefit plans and programs generally available to our executive officers. Ms. Teffner was also awarded a $75,000 signing bonus, a portion of which must be repaid to us if she resigns within two years of her start date.

Upon commencement of her employment, Ms. Teffner was granted a time-based award of 80,148 RSUs. This time-based RSU award will vest in three annual installments beginning on the first anniversary of her start date, subject to her continued employment with us as of each vesting date. In addition, Ms. Teffner was granted a performance-based award of 80,148 RSUs. This performance-based RSU award will vest contingent on achievement of certain share price levels (as more fully described above) before the fourth anniversary of her start date, subject to her continued employment with us. The offer letter also provides that Ms. Teffner will be eligible to participate in our long-term incentive plan, with a target grant value in 2016 of no less than $1,000,000.

 Additional Considerations

In addition to designing our compensation plans to achieve the objectives outlined above, the Committee seeks to implement corporate governance best practices to align the interests of our executive officers with the interests of our stockholders. A summary of some of those compensation policies is set forth below.

Stock Ownership Guidelines	In June 2013, the Committee modified our stock ownership guidelines to ensure that our executive officers have a meaningful stake in the equity of the Company and to further align the interests of our executives with the long-term interests of our stockholders. The guidelines require that each of our named executive officers own shares of our common stock in an amount equal in value to a specified multiple (5x for our Chief Executive Officer and 3x for all other named executive officers) of such named executive officer's base salary, to be achieved by the fifth anniversary of (i) the adoption of the modified guidelines (for our existing executive officers) or (ii) the date of hire for new executive officers. The ownership guidelines are based on analysis of peer and market practices, as prepared by the Committee's independent compensation consultant and are more stringent than the previous ownership guidelines. All of our executive officers are still within the five-year phase-in period for compliance.
Clawback Policy	Under our Recovery of Executive Compensation Policy, at the discretion of the Committee, executives may be required to repay awards to us if within two years of an award under our annual incentive plan and equity incentive plan: (i) we are required to restate our financial statements due to fraud or willful misconduct involving the executive; or (ii) the executive took part in any fraud, negligence or breach of fiduciary duty.

We have also adopted a policy whereby any annual and longer-term incentive compensation awards granted to management will be subject to any other clawback or recoupment policy adopted by us, including pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Prohibition on Hedging and Pledging	We do not allow our management or directors to engage in hedging transactions in our stock or to pledge our stock to secure loans or other obligations.
No Tax Gross-Ups in our CIC Agreements	None of our change in control agreements with our executive officers contain excise tax gross-up provisions.

Double Trigger Provisions in our CIC Agreements	We maintain a reasonable change in control plan ("CIC Plan"). The CIC Plan provides for "double-trigger" vesting with a definition of "change in control" consistent with our stockholder-approved equity plans. In order to keep management focused on the best interests of our stockholders during potentially uncertain periods, the CIC Plan provides our named executive officers with reasonable compensation protections upon a change in control followed by a termination without cause or for good reason.
Equity Granting Practices	The Committee has generally determined to make our annual equity award grants at the regular meeting of the Committee held in the first quarter of each year. The Committee meeting date, or the next business day if the meeting falls on a day where the NASDAQ Global Select Market is closed for trading, is typically the effective grant date for the grants.

We also may grant equity awards (e.g., options, restricted stock) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant. The exercise/grant price is the fair market value of our common stock on the effective date. The Committee approves all equity grants to executive officers. We do not permit repricing of stock options without stockholder approval.
Deductibility of Executive Compensation	Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), imposes a $1.0 million annual limit on the amount that a public company may deduct for compensation paid to our chief executive officer or to any of our three other most highly compensated executive officers (other than the chief financial officer) who are still employed at the end of the applicable tax year. The limit does not apply to compensation that meets the requirements of the Code for "qualified performance-based" compensation.

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code each year. In certain situations, the Committee may approve compensation that does not meet the requirements for performance-based compensation under Section 162(m) of the Code in order to ensure competitive levels of total compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on such review and discussion, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Doreen A. Wright (Chairperson)
Ian M. Bickley
Prakash A. Melwani

Summary Compensation Table

The following table sets forth information regarding compensation earned for services rendered during fiscal years 2015, 2014 and 2013 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Gregg S. Ribatt(3)	2015	883,616	—	4,095,934	43,856	11,496	5,034,902
Chief Executive Officer
Andrew Rees(4)	2015	700,000	—	1,867,224	35,000	25,626	2,627,850
President and former Interim Principal Executive Officer	2014	390,385	200,000	2,517,691	392,000	12,646	3,512,722
Carrie W. Teffner(5)	2015	70,000	75,000	1,255,660	—	142	1,400,802
Executive Vice President and Chief Financial Officer
Daniel P. Hart	2015	523,688	125,000	557,500	15,711	26,233	1,248,132
Executive Vice President, Chief	2014	523,496	105,800	896,199	138,254	30,116	1,693,865
Legal and Administrative	2013	498,750	—	938,879	175,164	27,512	1,640,305
Officer
Jeffrey J. Lasher(6)	2015	374,402	125,000	557,500	—	22,821	1,079,723
Former Senior Vice President-	2014	400,000	104,000	597,466	105,600	27,922	1,234,988
Finance and Chief Financial	2013	400,000	—	745,000	122,237	26,000	1,293,237
Officer
Michael T. Smith(7)	2015	241,161	—	447,400	—	18,851	707,412
Former Interim Chief Financial Officer
Scott E. Crutchfield(8)	2015	302,077	125,000	557,500	—	732,307	1,716,884
Former Chief Operating	2014	419,846	104,000	896,199	110,880	23,922	1,554,847
Officer	2013	400,000	—	871,571	135,629	26,235	1,433,435

(1)
Amounts reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (FASB ASC Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in the calculations of these amounts are included in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value of stock awards, which are comprised of time-based and performance-based RSUs, includes the grant date fair value for the performance-based RSUs calculated based on the target amount for the award period commencing in the year indicated. For 2015, the total aggregate grant date fair value of stock awards, including the time-based RSUs and the performance-based RSUs assuming the highest level of payout for performance against assigned targets would be as follows: $4.1 million for Mr. Ribatt, $2.9 million for Mr. Rees, $1.3 million for Ms. Teffner, $0.9 million for Mr. Hart, $0.9 million for Mr. Lasher, and $0.9 million for Mr. Crutchfield. Mr. Smith did not receive any performance-based RSUs in 2015.

(2)
All other compensation for 2015 represents the following for each of our named executive officers: (i) Company matches to employee 401(k) contributions in the amounts of $1,462 for Mr. Ribatt, $10,000 for Mr. Rees, $10,600 for Mr. Hart, $10,600 for Mr. Lasher, $6,400 for Mr. Smith and $10,600 for Mr. Crutchfield; (ii) incremental healthcare premiums paid by us that are not offered to other non-executive employees in the amount of $7,451 for Mr. Ribatt, $10,916 for Mr. Rees, $10,916 for Mr. Hart, $8,962 for Mr. Lasher, $10,931 for Mr. Smith and $5,601 for Mr. Crutchfield; (iii) group term life insurance premiums paid-in full by the Company for each named executive officer, (iv) certain recognition gifts made to the named executive officers, and (v) $713,000 in severance payments to Mr. Crutchfield.

(3)
Mr. Ribatt commenced service as our Chief Executive Officer on January 28, 2015. Prior to being named Chief Executive Officer, Mr. Ribatt served on our Board. Mr. Ribatt's salary includes $14,000 as compensation for his service on our Board during 2015.

(4)
Mr. Rees commenced service as our President and interim principal executive officer on June 9, 2014.

(5)
Ms. Teffner commenced service as our Executive Vice President and Chief Financial Officer on December 16, 2015. From June 9, 2015 to December 16, 2015, Ms. Teffner served on our Board. In the table above, Ms. Teffner's salary includes $50,000 and her stock awards includes $140,001, in each case as compensation for her service on our Board during 2015.

(6)
Mr. Lasher resigned as our Chief Financial Officer effective October 1, 2015.

(7)
Mr. Smith served as our Interim Chief Financial Officers from October 1, 2015 through December 16, 2015.

(8)
In May 2015, we eliminated the position of Chief Operating Officer held by Mr. Crutchfield, and Mr. Crutchfield ceased employment with the Company in September 2015.

Grants of Plan-Based Awards Table

The following table provides information for each of our named executive officers regarding annual and long-term incentive award opportunities, including the range of potential payouts under our non-equity annual incentive plan and our performance-based restricted stock units granted during fiscal year 2015.

										Grant Date Fair Value of Stock and Option Awards(2) ($)
									All Other Stock Awards: Number of Shares of Stock or Units (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregg S. Ribatt	Annual Incentive Award		—	950,000	1,900,000	—	—	—	—	—
	Time-Based RSUs	2/11/2015	—	—	—	—	—	—	162,990	1,719,545
	Performance-Based RSUs	2/11/2015	—	—	—	97,794	—	488,969	—	2,376,389
Andrew Rees	Annual Incentive Award		—	700,000	1,400,000	—	—	—	—	—
	Time-Based RSUs	3/1/2015	—	—	—	—	—	—	72,010	802,912
	Performance-Based RSUs	3/1/2015	—	—	—	47,727	95,454	190,908	—	1,064,312
Carrie W. Teffner	Annual Incentive Award(4)		—	—	—	—	—	—	—	—
	Common Stock(3)	6/9/2015	—	—	—	—	—	—	6,636	100,005
	Restricted Stock(3)	6/9/2015	—	—	—	—	—	—	2,654	39,996
	Time-Based RSUs	12/16/2015	—	—	—	—	—	—	80,148	847,966
	Performance-Based RSUs	12/16/2015	—	—	—	16,030	—	80,148	—	267,694
Daniel P. Hart	Annual Incentive Award		—	314,212	628,424	—	—	—	—	—
	Time-Based RSUs	3/1/2015	—	—	—	—	—	—	17,500	195,125
	Performance-Based RSUs	3/1/2015	—	—	—	16,250	32,500	65,000	—	362,375
Jeffrey J. Lasher	Annual Incentive Award(4)		—	252,000	504,000	—	—	—	—	—
	Time-Based RSUs	3/1/2015	—	—	—	—	—	—	17,500	195,125
	Performance-Based RSUs	3/1/2015	—	—	—	16,250	32,500	65,000	—	362,375
Michael T. Smith	Annual Incentive Award(4)		—	144,697	239,394	—	—	—	—	—
	Time-Based RSUs	6/8/2015	—	—	—	—	—	—	20,000	300,000
	Time-Based RSUs	9/24/2015	—	—	—	—	—	—	10,000	147,400
Scott E. Crutchfield	Annual Incentive Award(4)		—	252,000	504,000	—	—	—	—	—
	Time-Based RSUs	3/1/2015	—	—	—	—	—	—	17,500	195,125
	Performance-Based RSUs	3/1/2015	—	—	—	16,250	32,500	65,000	—	362,375

(1)
Messrs. Lasher, Smith and Crutchfield were not employed by the Company at year-end and, therefore, were not eligible to receive an annual cash incentive award. The annual cash incentive award was not available for Ms. Teffner in 2015 due to her employment not commencing with the Company until December 2015.

(2)
The aggregate grant date fair value for the performance-based RSUs for Messrs. Rees, Hart, Lasher and Crutchfield was calculated based on the target number of RSUs. The grant date fair value for the performance-based RSUs for Mr. Ribatt and Ms. Teffner was based on a Monte Carlo valuation of the awards.

(3)
Represents awards granted to Ms. Teffner during 2015 as compensation for her service on our Board.

(4)
Messrs. Lasher, Smith and Crutchfield were not eligible to receive an annual incentive award for 2015 due to their termination of employment with the Company prior to the end of the year. Mr. Smith's target and maximum amounts for his annual incentive award were prorated based on his commencement of employment with us in April 2015. Ms. Teffner was not eligible for an annual incentive award in 2015 due to being hired in December 2015.

Annual Incentive Awards.    The amounts shown for non-equity incentive plan awards represent the target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each executive for 2015 performance contingent on achievement of specified target levels of earnings before interest and taxes, revenue, and inventory turnover. The target payments were contingent on achieving the target level of performance with ranges from zero to 200% of the executive's annual incentive target. In 2015, annual incentive amounts were paid at 5% of target, as reflected in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" set forth above. These awards are described in further detail under "Compensation Discussion and Analysis" above.

Restricted Stock Units ("RSUs").    The amounts shown for equity incentive plan awards represent the number of performance-based RSUs awarded to the executives in 2015 and the grant date fair value of the RSUs determined in accordance with FASB ASC 718, as follows. The amounts shown for RSUs granted to Messrs. Hart, Lasher and Crutchfield represent awards of restricted stock units as part of a performance incentive plan. One-half of these RSUs vest in three equal annual installments beginning one year after the date of grant based on continued employment. The other half may be earned from 50% to 200% of the target number of RSUs contingent on the level of achievement of earnings per share and revenue performance goal, and vest in two equal annual installments, 50% on certification of the achievement of performance goal by the Compensation Committee and 50% one year later subject to continued employment. The RSUs granted to Mr. Rees include 12,868 RSUs that vest in three annual installments beginning on the first anniversary of his start date, subject to his continued employment with us as of each vesting date and 233,026 RSUs that vest contingent on achievement of certain share price levels before the fourth anniversary of his start date, subject to his continued employment with us. These RSU awards are described in further detail under "Compensation Discussion and Analysis" above.

Offer Letter.    We entered into an offer letters with Mr. Ribatt, Mr. Rees and Ms. Teffner providing for certain compensation and other benefits that are described in detail under "Offer Letters" in "Compensation Discussion and Analysis" above.

Employment Agreement with Mr. Hart.    In May 2009, we entered into an employment agreement with Mr. Hart. The agreement provides that Mr. Hart will receive an annual base salary of $475,000, subject to annual adjustments. His salary may be reduced only if such reduction is a uniformly applied reduction affecting all senior executives and is no greater than 10% of Mr. Hart's base pay in any case, and may not be reduced by greater than $47,500 in total during his employment with us. Mr. Hart is also eligible for a bonus pursuant to our annual incentive plan. Mr. Hart's target under the annual incentive plan was 60% of his base pay in 2015. He is also entitled to participate in all employee benefit plans and programs generally available to our executives, including our Deferred Compensation Plan. The agreement also contains provisions relating to benefits Mr. Hart may receive in connection with a termination of his employment, as described in further detail under "Potential Payments on Termination or Change in Control." Mr. Hart's agreement requires him to maintain confidential information regarding us and to assign certain inventions and intellectual property to us. During his employment with us and for twelve months after the termination of his employment with us, Mr. Hart will be restricted from participating in certain competitive businesses and from soliciting our employees and customers.

Salary and Bonus in Proportion to Total Compensation.    As noted in "Compensation Discussion and Analysis" above, we believe that a substantial portion of each named executive officer's compensation should be in the form of performance-based annual incentive awards and equity awards. Base salary of the named executive officers is set at levels that the Compensation Committee believes are competitive with our peer companies, with the expectation that shortfalls in base pay, if any, will be recouped through performance bonuses. The Compensation Committee believes that our current program substantially aligns the compensation of our named executive officers with the compensation of executive officers of our peer companies, while also permitting the Compensation Committee to provide incentives to the named executive officers to pursue performance that increases stockholder value. Please see "Compensation Discussion and Analysis" for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options and unvested restricted stock and restricted stock unit awards held by our named executive officers as of December 31, 2015. Market values for outstanding stock awards are presented as of the end of 2015 based on the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2015 of $10.24.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregg S. Ribatt	—	—	—	—	162,990	(2)	1,669,018	488,969	(2)	5,007,043
Andrew Rees	—	—	—	—	80,589	(3)	825,231	328,480	(3)	3,363,635
Carrie W. Teffner	—	—	—	—	80,148	(4)	820,716	80,148	(4)	820,716
Daniel P. Hart	70,831	—	3.99	6/15/2019	50,578	(5)	517,919	32,500	(5)	332,800
Jeffrey J. Lasher(6)	28,000	—	3.99	6/15/2019	—		—	—		—
	30,000	—	20.11	4/29/2021	—		—	—		—
Michael T. Smith(6)	—	—	—	—	—		—	—		—
Scott E. Crutchfield(6)	—	—	—	—	—		—	—		—

(1)
The aggregate number of RSUs was calculated based on the achievement of target performance.

(2)
Represents the unvested portion of two RSU grants for: (i) 162,990 RSUs awarded on February 11, 2014 that vest annually in equal installments on January 28, 2016, January 28, 2017 and January 28, 2018 contingent on continued employment; and (ii) 488,969 RSUs that vest contingent on achievement of certain share price levels before the fourth anniversary of Mr. Ribatt's start date, subject to his continued employment.

(3)
Represents the unvested portion of three RSU grants for: (i) 12,868 RSUs awarded on June 9, 2014 that vest annually in three equal installments on June 9, 2015, June 9, 2016 and June 9, 2017 based on continued employment; (ii) 233,026 RSUs that vest contingent on achievement of certain share price levels before the fourth anniversary of Mr. Rees' start date, subject to his continued employment; and (iii) 167,464 RSUs awarded on March 1, 2015 of which 43% of the RSUs vest in three equal annual installments on March 1, 2016, March 1, 2017 and March 1, 2018 based on continued employment and up to 57% of the RSUs (up to 200%) based on achievement of performance metrics, of which 24,217 shares were "earned" pursuant to the Compensation Committee certification on February 24, 2016 and will vest in three equal installments on March 1, 2016, March 1, 2017 and March 1, 2018 based on continued employment.

(4)
Represents the unvested portion of two RSU grants for: (i) 80,148 RSUs awarded on December 16, 2015 that vest annually in equal installments on December 16, 2016, December 16, 2017 and December 16, 2018 based on continued employment; and (ii) 80,148 RSUs that vest based on achievement of certain share price levels before the fourth anniversary of Ms. Teffner's start date, subject to his continued employment.

(5)
Represents the unvested portion of four RSU grants for: (i) 12,772 RSUs awarded on January 29, 2013 of which 50% of the shares vested on January 29, 2014, 40% vested on January 29, 2015 and 10% vested on January 29, 2016; (ii) 50,000 RSUs awarded on February 21, 2013 of which one-half of the RSUs vested in three equal annual installments on March 1, 2014, March 1, 2015 and March 1, 2016 and up to one-half of the RSUs based on achievement of performance metrics which were not met resulting in forfeiture on February 11, 2015; (iii) 54,348 RSUs awarded on January 2, 2014 of which one-half of the RSUs vest in three equal annual installments on January 2, 2015, January 2, 2016 and January 2, 2017 based on continued employment and up to one-half of the RSUs based on achievement of performance metrics of which 10,702 shares were "earned" and became vested in two equal annual installments on March 1, 2015 and March 1, 2016; and (iv) 50,000 RSUs awarded on March 1, 2015 of which 35% of the RSUs vest in three equal annual installments on March 1, 2016, March 1, 2017 and March 1, 2018 based on continued employment and 65% of the RSUs (up to 200%) based on achievement of performance metrics of which 8,245 shares were "earned" pursuant to the Compensation Committee certification on February 24, 2016 and will vest in three equal installments on March 1, 2016, March 1, 2017 and March 1, 2018 based on continued employment.

(6)
Except as noted in the table, any outstanding awards for Messrs. Lasher, Smith and Crutchfield were accelerated, terminated and/or forfeited, as applicable, as of December 31, 2015 due to their termination of employment with the Company during 2015.

Options Exercises and Stock Vested

The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregg S. Ribatt	—	—	—	—
Andrew Rees	—	—	4,289	64,635
Carrie W. Teffner	—	—	7,962	116,599
Daniel P. Hart	—	—	31,809	367,718
Jeffrey J. Lasher	—	—	21,897	255,093
Michael T. Smith	—	—	—	—
Scott E. Crutchfield	56,548	174,867	30,036	348,622

(1)
For option awards, the value realized is the difference between the closing price of our common stock on the date of exercise and the exercise price. For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Potential Payments on Termination or Change in Control

Change in Control Plan (CIC Plan)

Our current named executive officers are participants in the CIC Plan, which was initially adopted by the Board in June 2013 and amended and restated in March 2014. Under the CIC Plan, if a "change in control" (as defined below) occurs, and the named executive officer's employment is terminated by us without "cause" (as defined below) or the named executive officer resigns for "good reason" (as defined below) within the two-year period following the change in control (a so called "double-trigger"), the named executive officer will be entitled to the following payments and benefits:

  •
  an amount equal to such named executive officer's severance payment percentage times the sum of (i) the named executive officer's annual base salary in effect on the date immediately prior to the change in control and (ii) the greater of (x) the named executive officer's target annual bonus for the year in which the change in control occurs and (y) the average annual bonus payments actually made to the named executive officer in the three years prior to the year in which the change in control occurs;

  •
  full vesting of any time-based equity awards held by the named executive officer;

  •
  vesting at the target performance level of any performance-based equity awards held by the named executive officer;

  •
  if the named executive officer is age 55 or over, payment by us of the employer and employee premiums for continued health coverage for the named executive officer and his/her covered dependents until the named executive officer becomes eligible to enroll in Medicare Part A or until the named executive officer becomes eligible for coverage under a subsequent employer's health plan; and

  •
  if the named executive officer is under age 55, payment by us of the employer and employee premiums for continued health coverage for the named executive officer and his/her covered dependents for the lesser of: (i)18 months following cessation of employment and (ii) the period for which the named executive officer is eligible for and elects such continued health coverage.

The definition of "change in control" in the CIC Plan is consistent with the definition in our stockholder-approved equity plan. "Change in control" is generally defined in the CIC Plan to mean any one of the following: (i) any person becomes the beneficial owner of 35% or more of our common stock or voting securities, with certain exceptions; (ii) incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease to constitute a majority of the members of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, unless (a) after the transaction, the beneficial owners of our common stock and voting securities immediately prior to the transaction retain more than 50% of such common stock and voting securities of the entity resulting from the transaction, (b) no person immediately after the merger beneficially owns 35% or more of the voting power of the entity resulting from the transaction (except to the extent that such ownership existed with respect to the Company prior to the transaction), and (c) at least a majority of the members of the board of directors of the entity resulting from the transaction shall have been members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or (iv) stockholder approval of a complete liquidation or dissolution of the Company.

"Cause" is defined in the CIC Plan to mean, with respect to any participant: (i) the participant's conviction, or guilty or no contest plea, to any felony; (ii) any act of fraud by the participant related to or connected with the participant's employment by the Company; (iii) the participant's material breach of his or her fiduciary duty to the Company; (iv) the participant's gross negligence or gross misconduct in the performance of duties reasonably assigned to the participant which causes material harm to the Company; (v) any willful violation by the participant of the Company's codes of conduct or other rules or policies of the Company; or (vi) any entry of any court order or other ruling that prevents the participant from performing his or her material duties and responsibilities.

"Good Reason" is defined in the CIC Plan to mean the existence of any one or more of the following conditions without the written consent of the participant: (i) the Company's assignment to the participant of any duties inconsistent in any material negative respect with the participant's authority, duties or responsibilities immediately prior to the change in control or any other action by the Company that results in a material diminution in such authority, duties or responsibilities; (ii) a material reduction in the participant's base salary, as in effect immediately prior to the change in control; (iii) a material reduction in the participant's target bonus and/or target long-term incentive opportunity, as in effect immediately prior to the change in control; (iv) relocation of the participant's office more than 50 miles from the Company's principal office immediately prior to the change in control; or (v) a material breach by the Company of the CIC Plan. To resign for "good reason," a participant must provide certain notice to the Company, and the Company must fail to remedy the condition believed to constitute "good reason" within a specified time period.

Mr. Ribatt, Mr. Rees and Ms. Teffner Offer Letters

The offer letters for Mr. Ribatt, Mr. Rees and Ms. Teffner provide that if such person is terminated by us without "cause" (as defined in his or her respective offer letter) or if he or she resigns for "good reason" (as defined in his or her respective offer letter), he or she will be entitled to receive a lump sum payment equal to his or her then-current base salary plus his then-current target annual bonus. In addition, if such person is terminated by us without cause, resigns for good reason, or as a result of his or her death or disability (each a "Qualifying Termination"), a pro-rated percentage of the performance-based RSUs awarded to him or her pursuant to the offer letters will remain outstanding and eligible to vest as follows:

  •
  if a Qualifying Termination occurs prior to the fourth anniversary of his or her respective start date and prior to satisfaction of the Tier I Performance Condition or 2x Performance Condition, as applicable (each as defined in his or her respective offer letter), then a pro-rated percentage of such RSU award will remain outstanding and eligible to vest in full if and when the performance condition is satisfied prior to the fourth anniversary of his or her respective start date, with such pro-rated percentage equal to the number of full months to have elapsed between his or her start date and the date of such Qualifying Termination divided by 48; and

  •
  if a Qualifying Termination occurs prior to the fourth anniversary of his or her respective start date and prior to satisfaction of the Tier I Performance Condition or 2x Performance Condition, as applicable, then a pro-rated percentage of the RSU award will remain outstanding and eligible to vest on the fourth anniversary of his or her respective start date at a 20% level (subject to further proration) if the Tier III Performance Condition or 1.5x Performance Condition, as applicable (each as defined in his or her respective offer letter) is satisfied or at a 40% level (subject to further proration) if the Tier II Performance Condition or 1.75x Performance Condition, as applicable (each as defined in his or her respective offer letter) is satisfied, in each case, at any time during the three-month period ending on the fourth anniversary of his or her respective start date, with such pro-rated percentage equal to the number of full months to have elapsed between his or her respective start date and the date of such Qualifying Termination divided by 48.

Upon a Qualifying Termination or should such person resign for good reason: (i) his or her outstanding time-based equity awards that would otherwise have vested in the calendar year of the Qualifying Termination (and any performance-based equity awards for which the performance metrics have already been satisfied prior to the Qualifying Termination, other than the performance-based RSU award granted in connection with their respective offer letters) will vest based on the number of full months that have elapsed since the later of (A) the grant date of the applicable equity award and (B) the most recent vesting date of such equity award divided by 12; and (ii) a pro-rated percentage of your performance-based equity awards (other than the performance-based RSU award granted in connection with their respective offer letters) for which the performance period remains open at the time of the Qualifying Termination will remain outstanding and eligible to vest if the applicable performance metrics are satisfied for such performance-based equity awards by the end of the applicable performance period, with such percentage equal to the number of full months that have elapsed between the grant date of such award and the Qualifying Termination divided by the total number of months in the applicable performance period (or 24 months with respect to Mr. Rees).

Mr. Hart Employment Agreement

Mr. Hart's employment agreement provides certain benefits in the event of certain terminations of employment. Mr. Hart's employment agreement was modified by the CIC Plan to provide that the terms of the CIC Plan supersede and replace the terms of the employment agreement with respect to a change in control. Mr. Hart's employment agreement provides that if Mr. Hart is terminated by us involuntarily without "cause" (as defined in his employment agreement) or if he resigns for "good reason" (as defined in his employment agreement), he will receive: (i) a lump sum payment equal to one year of his base pay as of the termination date; (ii) a lump sum payment equal to 80% of his base pay in effect as of the termination date, pro-rated to equal the proportion of the year that he was employed by us; (iii) a lump sum payment equal to 80% of his base pay as of the termination date; and (iv) immediate vesting of any unvested stock options or unvested stock awards then held by him that would have been vested had he remained employed for 24 months after the termination date. The agreement also provides that any stock options granted to Mr. Hart during his employment will remain exercisable for ten years after the date of grant, including if Mr. Hart ceases to be employed by us for any reason other than termination for cause.

Below is a summary of the potential payments that each of our named executive officers would have received upon the occurrence of the termination events specified below, assuming that each triggering event occurred on December 31, 2015.

	Involuntary Termination without Cause or Resignation for Good Reason				Involuntary Termination without Cause or Resignation for Good Reason within Two Years Following a Change in Control
Name	Severance ($)	Bonus ($)	Acceleration of Equity Awards ($)(1)	Total ($)	Severance ($)	Bonus ($)	Health Benefits ($)	Acceleration of Equity Awards ($)(1)	Total ($)
Gregg S. Ribatt	950,000	950,000	—	1,900,000	2,375,000	2,375,000	18,379	6,676,060	11,444,439
Andrew Rees	700,000	700,000	—	1,400,000	1,750,000	1,750,000	18,379	4,188,867	7,707,246
Carrie W. Teffner	650,000	552,500	—	1,202,500	1,625,000	1,381,250	18,379	1,641,431	4,666,060
Daniel P. Hart	523,496	837,594	458,189	1,819,279	1,047,374	628,424	105,169	850,719	2,631,686
Jeffrey J. Lasher(2)	—	—	—	—	—		—	—	—
Michael T. Smith(2)	—	—	—	—	—		—	—	—
Scott E. Crutchfield(2)	—	—	—	—	—		—	—	—

(1)
Amounts based on the fair market value of our common stock of $10.24 per share, which was the closing price of our common stock on December 31, 2015 as reported on the NASDAQ Global Select Market.

(2)
Messrs. Lasher, Smith and Crutchfield were not employed by the Company at December 31, 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2015 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, and the Public Company Accounting Oversight Board ("PCAOB") AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Deloitte & Touche LLP their independence.

Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

THE AUDIT COMMITTEE
Thomas J. Smach (Chairperson)
Ronald L. Frasch
Doreen A. Wright

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte & Touche LLP has served as our independent public accounting firm since 2005. We are not required to submit this appointment to the stockholders for approval, but the Board believes it is desirable as a matter of policy. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make any statements if he or she so desires and to respond to appropriate stockholder questions.

If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for the rejection and consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

The following table sets forth the aggregate fees for professional services provided during 2015 and 2014 by Deloitte & Touche LLP and its affiliates. The Audit Committee is required to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. All of the services provided by, and fees paid to, Deloitte & Touche LLP during 2015 and 2014 were pre-approved by the Audit Committee.

	2015	2014
Audit fees(1)	$3,322,815	$2,375,453
Audit-related fees(2)	525,950	469,945
Tax fees(3)	14,567	247,166
All other fees	—	—

Total fees	$3,863,332	$3,092,564

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, both of which are included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation, such as: (i) consents and other audit services related to SEC and other regulatory filings; (ii) accounting consultation related to the audit; and (iii) statutory audit requirements in foreign countries.

(2)
Audit-related fees substantially relate to services rendered in connection with statutory audits.

(3)
Tax fees include professional services rendered in connection with tax compliance, tax advice, tax consulting and tax planning.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

PROPOSAL 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, our stockholders have an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives stockholders the opportunity to approve or reject our executive pay program. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this proxy statement."

As discussed in the "Compensation Discussion and Analysis," the primary objective of our executive compensation program is to create long-term value for our stockholders by attracting and retaining talented executives, holding our executives accountable to stockholders, motivating our executives to achieve superior financial and business objectives and aligning the interests of our executives with those of our stockholders. We believe our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders. Please see "Compensation Discussion and Analysis" section above for an explanation of our executive compensation.

This "Say-on-Pay" proposal allows our stockholders to express their view regarding the decisions of the Compensation Committee on the 2015 compensation of our named executive officers. Your advisory vote will serve as a tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the objective of creating long-term value for our stockholders.

Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders until the next required stockholder vote on the frequency of such votes. We expect the next such frequency vote will occur at the 2017 annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2017 ANNUAL MEETING

Any proposal of a stockholder intended to be included in our proxy statement for the 2017 annual meeting of stockholders pursuant to SEC Rule 14a-8, must be received by us no later than December 26, 2016 unless the date of our 2017 annual meeting is more than 30 days before or after June 6, 2017, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2017 annual meeting, we must receive timely notice of the nomination or business in writing by the close of business not later than March 8, 2017 and not earlier than February 6, 2017. However, in the event that the 2016 annual meeting is called for a date that is not within 30 days before or 60 days after June 6, 2017, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2017 annual meeting is made.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CROCS, INC. ATTN: CORPORATE SECRETARY 7477 EAST DRY CREEK PARKWAY NIWOT, CO 80503 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Ian M. Bickley 02 Doreen A. Wright The Board of Directors recommends you vote FOR proposals 2 and 3. 2Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016. 3An advisory vote to approve the compensation of our named executive officers. For 0 0 Against 0 0 Abstain 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000289234_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com CROCS, INC. Annual Meeting of Stockholders June 6, 2016 11:00 AM MDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Gregg S. Ribatt and Daniel P. Hart and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Crocs, Inc. (the "Company"), to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on June 6, 2016 at 11:00 a.m. Mountain Time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND "FOR" PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side 0000289234_2 R1.0.1.25